Conformed Copy (Conformed through Amendment No. 1)

SLR PRIVATE CREDIT BDC II LLC,
as Initial Borrower

REVOLVING CREDIT AGREEMENT

ING CAPITAL LLC,
as Administrative Agent, Sole Lead Arranger and Sole Bookrunner

March 20, 2023

1. DEFINITIONS.		1
1.01. Defined Terms		1
1.02. Other Definitional Provisions		37
1.03. Times of Day		38
1.04. Accounting Terms		38
1.05. Rates		38
2. LOANS.		39
2.01. Revolving Credit Commitment		39
2.02. Borrowings, Conversions and Continuations of Loans.		39
2.03. Minimum Loan Amounts		41
2.04. Funding.		41
2.05. Interest.		41
2.06. Determination of Rate and Billing		42
2.07. Payment of Borrower Guaranties		42
2.08. Use of Proceeds		43
2.09. Unused Commitment Fee		43
2.10. Administrative Agent and Arranger Fees		44
2.11. Computation of Interest and Fees		44
2.12. Defaulting Lenders.		44
2.13. Joint and Several Liability		45
2.14. Increase in the Maximum Commitment.		46
2.15.	[Reserved]	47
3. PAYMENT OF OBLIGATIONS.		48
3.01. Notes		48
3.02. Payment of Obligation		48
3.03. Payment of Interest.		48
3.04. Payments of Obligation.		49
3.05. Mandatory Prepayment		50
3.06. Voluntary Prepayments		51
3.07. Reduction or Early Termination of Commitments		51
3.08. Lending Office		52
4. CHANGE IN CIRCUMSTANCES.		52
4.01. Taxes.		52
4.02. Illegality		57
4.03. Inability to Determine Rates		58
4.04. Increased Costs Generally.		60
4.05. Compensation for Losses		62
4.06. Mitigation Obligations; Replacement of Lender.		62
4.07. Prohibited Event.		63
5. SECURITY.		63
5.01. Liens and Security Interest		64
5.02. Collateral Accounts.		64
5.03. Agreement to Deliver Additional Collateral Documents		66
6. CONDITIONS PRECEDENT TO BORROWINGS.		66

6.01. Conditions to Initial Borrowing	66
6.02. All Loans	68
6.03. Qualified Borrower Loans	69
7. REPRESENTATIONS AND WARRANTIES	70
7.01. Organization and Good Standing of Fund Parties	70
7.02. Organization and Good Standing of Managing Entities	70
7.03. Authorization and Power	70
7.04. No Conflicts or Consents	71
7.05. Enforceable Obligations	71
7.06. Priority of Liens	71
7.07. Financial Condition	71
7.08. Full Disclosure	71
7.09. No Default	72
7.10. No Litigation	72
7.11. Material Adverse Change	72
7.12. Taxes	72
7.13. Jurisdiction of Formation; Principal Office	72
7.14. ERISA Compliance.	72
7.15. Compliance with Law	73
7.16. Hazardous Substances	73
7.17. Insider	73
7.18. Ownership Structure; Names of Investors	73
7.19. Capital Commitments and Contributions	73
7.20. Fiscal Year	74
7.21. Status as Business Development Company	74
7.22. Margin Stock	74
7.23. No Defenses	74
7.24. No Withdrawals Without Approval	74
7.25. Solvency	74
7.26. OFAC	74
7.27. Anti-Corruption and Anti-Money Laundering Laws	74
7.28. Investor Side Letters	75
7.29. Affected Financial Institution	75
8. AFFIRMATIVE COVENANTS	75
8.01. Financial Statements, Reports and Notices	75
8.02. Payment of Taxes	79
8.03. Maintenance of Existence and Rights.	79
8.04. Notice of Default.	80
8.05. Other Notices	80
8.06. Compliance with Governing Agreements	80
8.07. Books and Records; Access	80
8.08. Compliance with Law	81
8.09. Insurance	81
8.10. Authorizations and Approvals	81
8.11. Maintenance of Liens	81
8.12. Further Assurances	81

8.13. Reserved	81
8.14. Solvency	81
8.15. Anti-Corruption and OFAC Policies and Procedures	81
8.16. Covenants of Qualified Borrowers	82
8.17. Post-Closing Covenant	82
8.18. Status of RIC and BDC	82
9. NEGATIVE COVENANTS	82
9.01. Mergers; Dissolution	83
9.02. Negative Pledge	83
9.03. Fiscal Year and Accounting Method	83
9.04. Constituent Documents.	83
9.05. Transfer by, or Admission of, Investors.	84
9.06. Capital Commitments	86
9.07. ERISA Compliance	87
9.08. Limitations on Dividends and Distributions.	87
9.09. Limitation on Debt	87
9.10. Limitation on Managing Entities	87
9.11. Sanctions	88
9.12. Reinvestments	88
10. EVENTS OF DEFAULT.	88
10.01. Events of Default	88
10.02. Remedies Upon Event of Default	91
10.03. Curing an Event of Default by Investor Capital Call; Loan Limits to Liability	92
10.04. Performance by Administrative Agent	93
10.05. Application of Funds	94
10.06. Limitation on Remedies against Aggregator Fund	94
11. ADMINISTRATIVE AGENT.	95
11.01. Appointment and Authority	95
11.02. Rights as a Lender	95
11.03. Exculpatory Provisions	95
11.04. Reliance by Agent	96
11.05. Delegation of Duties	96
11.06. Resignation of Agent	97
11.07. Non-Reliance on Agents and Other Lenders	97
11.08. No Other Duties, Etc	98
11.09. Administrative Agent May File Proofs of Claim	98
11.10. Collateral Matters	98
11.11. Erroneous Payments.	99
12. MISCELLANEOUS.	102
12.01. Amendments	102
12.02. Right of Setoff	104
12.03. Sharing of Payments by Lenders	104
12.04. Payments Set Aside	105
12.05. No Waiver; Cumulative Remedies; Enforcement	105
12.06. Expenses; Indemnity; Damage Waiver.	106

12.07. Notices.	108
12.08. Governing Law	110
12.09. Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.	110
12.10. Invalid Provisions	111
12.11. Successors and Assigns.	111
12.12. Reserved.	116
12.13. Replacement of Lender	116
12.14. Maximum Interest	117
12.15. Headings	117
12.16. Survival of Representations and Warranties	117
12.17. Limited Liability of Investors	118
12.18. Confidentiality	118
12.19. Judgment Currency	119
12.20. USA Patriot Act Notice	120
12.21. No Advisory or Fiduciary Responsibility	120
12.22. Reserved	120
12.23. Reserved	120
12.24. Lender Representation	120
12.25. Counterparts; Integration; Effectiveness	121
12.26. Acknowledgement and Consent to Bail-In of Affected Financial Institutions	121

Table of Contents

Page

SCHEDULES

SCHEDULE 1.01 Commitments and Lenders
SCHEDULE 8.01 Responsible Officers
SCHEDULE 12.07 Addresses

EXHIBITS

EXHIBIT A: Form of Revolving Credit Note
EXHIBIT B-1: Form of Loan Notice
EXHIBIT B-2: Form of Repayment Notice
EXHIBIT C: Form of Qualified Borrower Promissory Note
EXHIBIT D: Form of Borrower Guaranty
EXHIBIT E-1: Form of Security Agreement (Initial Borrower)
EXHIBIT E-2: Form of Investor and Security Agreement (Aggregator Fund)
EXHIBIT F: Form of Assignment of Capital Contribution Account (Initial Borrower)
EXHIBIT G: Form of Assignment and Assumption Agreement
EXHIBIT H: Form of Compliance Certificate
EXHIBIT I: Forms of U.S. Tax Compliance Certificates
EXHIBIT J: Form of Borrowing Base Certificate
EXHIBIT K: [Reserved]
EXHIBIT L: Form of Escrow Agreement
EXHIBIT M: Form of Facility Increase Request

-i-

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (together with all amendments and modifications hereof and supplements and attachments hereto, this “Credit Agreement”) is dated as of March 20, 2023 by and among SLR PRIVATE CREDIT BDC II LLC, a Delaware limited liability company (the “Initial Borrower” and together with any other entity joining the facility as a “Borrower” with the prior written consent of the Administrative Agent and the Lenders in their sole discretion, the “Borrowers”), and ING CAPITAL LLC (in its individual capacity, “ING”), as administrative agent for the Lenders (as hereinafter defined), and the Lenders (capitalized terms not otherwise defined are defined below).

A. The Initial Borrower has requested that the Lenders make loans to the Borrowers and Qualified Borrowers for the principal purposes of: providing working capital to the Borrowers, financing the costs and other expenses to be incurred by the Borrowers in connection with making investments permitted under the Governing Agreements, and financing the costs of other undertakings by the Borrowers permitted under the Governing Agreements; and

B. The Lenders are willing to lend funds upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS.

1.01. Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“ABR Term SOFR Determination Day” is defined in the definition of “Term SOFR”.

“Account Control Agreement” means each deposit account control agreement or blocked account control agreement or securities account control agreement by and among a Borrower, the depository bank or securities intermediary, as applicable, and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment for such Interest Period; provided that, if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adjusted Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, in each case, other than pursuant to clause (c) of the definition of “Alternative Base Rate”.

“Administrative Agent” means ING until the appointment of a successor administrative agent pursuant to Section 11 and, thereafter, shall mean such successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 12.07 hereto, or such other address or, as appropriate, account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 12.13.

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.

“Agents” means, collectively, the Administrative Agent, the Arranger and any successors and assigns in such capacities.

“Aggregator Fund” means SLR Private Credit II (BDC) Access LP, a Delaware limited partnership.

“Aggregator Fund Governing Agreement” means that certain Amended and Restated Limited Partnership Agreement of the Aggregator Fund, dated as of December 20, 2022, including, without limitation, any applicable Side Letters, as it may be further amended, restated or supplemented from time to time.

“Aggregator Fund Loan Document” means each Loan Document to which the Aggregator Fund and/or the Aggregator Fund Managing Entity is a party.

“Aggregator Fund Managing Entity” means SLR Private Credit II Access Advisors LLC, a Delaware limited liability company.

“Agreement Currency” is defined in Section 12.19.

“Alternative Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate for such day plus 1/2 of 1%, (c) (1) if the then-current Benchmark is Daily Compounded SOFR, (x) Daily Compounded SOFR in effect on such day (taking into account the Floor) plus (y) 1% and (2) if the then-current Benchmark is Adjusted Term SOFR, (x) Adjusted Term SOFR for a period of one (1) month (taking into account any floor under the definition of “Adjusted Term SOFR”) plus (y) 1% and (d) zero (0). Any change in the Alternative Base Rate due to a change in the Prime Rate, the Federal Funds Rate, Daily Compounded SOFR or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, Daily Compounded SOFR or Adjusted Term SOFR, as the case may be. If the Alternative Base Rate is being used as an alternate rate of interest pursuant to Section 4.03(b), then the Alternative Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Annual Valuation Period” means, with respect to the applicable Fund, the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for such Fund, as applicable.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Borrower Party is located or doing business.

“Anti-Money Laundering Laws” means any Law in any jurisdiction in which any Borrower Party is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lender Percentage” means, with respect to any Lender, the percentage equivalent of a fraction the numerator of which is the sum of the Commitments held by such Lender and the denominator of which is the sum of all Commitments outstanding. If the Commitments have terminated or expired, the Applicable Lender Percentages shall be the percentage equivalent of a fraction the numerator of which is the aggregate Principal Obligation held by the Lenders and the denominator of which is the total Principal Obligation. The initial Applicable Lender Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01 hereto (or a replacement Schedule 1.01 issued by the Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of the Lenders change) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Margin” means (a) with respect to SOFR Loans, two hundred sixty- five basis points (2.65%) per annum, and (b) with respect to Base Rate Loans, one hundred sixty-five basis points (1.65%) per annum.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means ING, in its capacity as the sole lead arranger and sole bookrunner.

“Assignee” is defined in Section 12.11(b).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another, or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.11(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit G hereto or any other form approved by the Administrative Agent with the consent (which shall not be unreasonably withheld, conditioned or delayed) of the Borrowers, to the extent the consent of the Borrowers would be required at such time to effect any assignment of Loans or Commitments at such time.

“Assignment of Capital Contribution Account” means, with respect to any Borrower, an assignment of a Capital Contribution Account executed by such Borrower in substantially the form of Exhibit F hereto.

“Attributable Indebtedness” means, on any date: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Loan Amount” means, (a) at any time with respect to any Borrower, the lesser of (i) the Maximum Commitment and (ii) the Borrowing Base applicable to such Borrower, and (b) to the extent there is more than one Borrower party hereto, at any time with respect to all Borrowers collectively, the lesser of (i) the Maximum Commitment and (ii) the sum of (A) the Borrowing Base of the Initial Borrower and (B) the Borrowing Base of each other Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.03(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended, or a non-bank subsidiary of such bank holding company.

“Base Rate Loan” means a Loan that bears interest based on the Alternative Base Rate.

“Basel III” means the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Supervision as “Basel III” or the “Basel III Framework” published in December 2010 together with any further guidance or standards in relation to “Basel III” or the “Basel III Framework” published or to be published by the Basel Committee.

“Benchmark” means, initially, the Adjusted Term SOFR; provided that, in each case, if a replacement of the Benchmark has occurred pursuant to Section 4.03(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(1) Daily Compounded SOFR; or

(2) the sum of: (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero (0)), in each case, that has been selected by the Administrative Agent and the Borrowers as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower Guaranty” means an unconditional guaranty of payment substantially in the form of Exhibit D hereto, enforceable against the applicable Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders.

“Borrower Parties” means each Borrower and each Qualified Borrower.

“Borrowers” is defined in the preamble to this Credit Agreement.

“Borrowing” means (a) all Base Rate Loans made, converted or continued on the same date, (b) in the case of Adjusted Term SOFR Loans, all Adjusted Term SOFR Loans that have the same Interest Period and (c) if the then-current Benchmark is Daily Compounded SOFR, all Daily Compounded SOFR Loans made, converted or continued on the same date.

“Borrowing Base” means, at any time the same is to be determined, the sum of fifty percent (50%) of the sum of the Eligible Unfunded Commitments of all Eligible Investors at such time. With respect to a Replacement Action or the admission of new PWM Investors pursuant to clause (c) of Section 9.05, the applicable new or replacement PWM Investor (other than a GS Person) shall be included in the Borrowing Base of the applicable Borrower as a PWM Investor upon either the effectiveness of such Replacement Action or the satisfaction of the conditions in clause (c) of Section 9.05, as the case may be (but, in each case, subject to the Exclusion Events). For the avoidance of doubt, the Borrowing Base (including as requested by the Borrowers) may give effect to the exclusion of the Investors to the extent the Capital Commitment of such Investors may be released, excluded or reduced in compliance with clause (x) or (y) of Section 9.06.

“Borrowing Base Certificate” means a certificate of any Responsible Officer of each Borrower either (a) confirming there has been no change in the Borrowing Base since the date of the most recently delivered Borrowing Base Certificate or (b) setting forth a current calculation of the Borrowing Base as of the date thereof, in substantially the form of Exhibit J hereto.

“Borrowing Base Deficit” means, at any time, the amount (if any) by which the portion of the Principal Obligation attributable to the Borrowings by any Borrower is in excess of the Borrowing Base applicable to such Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the City of New York.

“Capital Call” means a call, by way of a Capital Call Notice or otherwise, upon all or any of the Investors of the applicable Fund for payment of all or any portion of their Unfunded Commitments.

“Capital Call Notice” means any “Funding Notice” as defined in the applicable Governing Agreement or any other notice sent to an Investor of the applicable Fund for the purpose of making a Capital Call.

“Capital Commitment” means, for any Investor, its “Capital Commitment” as defined in the applicable Governing Agreement.

“Capital Contribution” means, for any Investor in a Fund, any contribution of capital made (or deemed made) to such Fund in response to a Capital Call or otherwise.

“Capital Contribution Account” means each account established by any Borrower, in the name of such Borrower, with an Eligible Depository Institution into which (a) Capital Contributions received or otherwise collected from the Investors in such Borrower shall be deposited or (b) other funds not related to Capital Calls may (at the option of such Borrower) be deposited, and which is the “Account” as identified and defined in each Assignment of Capital Contribution Account delivered by such Borrower in accordance with the terms hereof.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of such Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Control Event” is defined in Section 5.02(c).

“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Person that becomes a Lender pursuant to an Assignment and Assumption, the effective date of such assignment), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means any event or circumstance that results in the Investment Advisor or any Affiliate ceasing to be the investment advisor of the Initial Borrower.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 6.01 are satisfied or waived, in the sole discretion of the Administrative Agent.

“Collateral” is defined in Section 5.01.

“Collateral Account” mean, of any Borrower, each Capital Contribution Account of such Borrower and “Collateral Accounts” shall mean, where the context may require, all Collateral Accounts, collectively.

“Collateral Documents” means the security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered by any Fund and/or its Managing Entity pursuant to this Credit Agreement to grant or perfect Liens on the Collateral and any documents or instruments amending or supplementing the same, including, without limitation, the Security Agreements, the Assignments of Capital Contribution Accounts, and the Account Control Agreements.

“Commitment” means, as to each Lender, its obligation to advance Loans to the Borrower Parties pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 1.01 hereto or on the respective Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement (including, without limitation, as reduced pursuant to Section 3.07).

“Compliance Certificate” is defined in Section 8.01(c).

“Concentration Limit” is defined in the definition of “Inclusion Percentage”.

“Conforming Changes” means, with respect to either the use or administration of the Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Term SOFR”, the definition of “Alternative Base Rate”, the definition of “Business Day”, the definition of “Daily Compounded SOFR”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrowers, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents, in consultation with the Borrowers).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consequential Damages” is defined in Section 12.06(d).

“Constituent Documents” means, for any entity, its governing, constituent or organizational documents, including: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws or memorandum and articles of association, in each such case, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Credit Agreement.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.

“Credit Provider” means a Person providing a guaranty or other form of credit support or credit enhancement in form and substance acceptable to the Administrative Agent, of the obligations of an Included Investor to make Capital Contributions to the applicable Fund.

“Daily Compounded SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the sum of (a) SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, plus (b) the SOFR Adjustment; provided that, if Daily Compounded SOFR as so determined shall ever be less than the Floor, then Daily Compounded SOFR shall be deemed to be the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a replacement of Daily Compounded SOFR has not occurred pursuant to Section 4.03(b)(i), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that, any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily

Compounded SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Compounded SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. All interest hereunder on any Loan computed by reference to Daily Compounded SOFR shall be computed in the manner described in Section 2.11. “Daily Compounded SOFR Loan” means a Loan that bears interest at a rate based on Daily Compounded SOFR, in each case, other than pursuant to clause (c) of the definition of “Alternative Base Rate”.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, dissolution, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans or any Obligation is outstanding or any Lender has any commitment to extend credit hereunder.

“Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means, on any day for any outstanding amount, the lesser of: (a) the applicable interest rate for such outstanding amount (including the Applicable Margin) in effect on such day (or if no interest rate is otherwise applicable, the Alternative Base Rate), plus two percent (2%); and (b) the Maximum Rate.

“Defaulting Investor” is defined in the definition of “Exclusion Event”.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that: (a) has failed to: (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder (unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding, each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing, has not been satisfied but not if any court determines that such condition precedent has been satisfied), or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding, which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement, cannot be satisfied, but not if any court determines that such condition precedent has been or can be satisfied); (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers); or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration: (i)

become the subject of a proceeding under any Debtor Relief Law; (ii) had publicly appointed for it a receiver, liquidator, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization, dissolution or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) if such Lender or its direct or indirect parent company is solvent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, in each case so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is or becomes the subject of any Sanction (currently Donetsk People’s Republic, Luhansk People’s Republic, and the Crimea regions of Ukraine, Cuba, Iran, Syria, and North Korea).

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Early Opt-in Election” means the occurrence of the joint election by the Administrative Agent and the Borrowers to trigger a fallback from the then-current Benchmark and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender or an Affiliate of a Lender; (b) except as covered by clause (a) above, an Approved Fund with respect to a Lender so long as the assigning Lender is not released from its obligation hereunder; and (c) any other Person which has a short-term unsecured debt rating of at least P-1 from Moody’s or at least A-1 from S&P (or (x) if such Person has a rating from one of Moody’s or S&P that is not P-1 or A-1, as applicable, it has a short-term unsecured debt rating of at least F-1 from Fitch Ratings, Inc. or (y) such lower ratings as may be approved in writing by the Borrowers and the Administrative Agent) and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and in the case of clause (c), unless an Event of Default exists and is continuing at the time any assignment is effected in accordance with Section 12.11, the Borrowers and the Aggregator Fund (such approval not to be unreasonably withheld, conditioned or delayed by the Borrowers or the Aggregator Fund, and such approval to be deemed given by the Borrowers and the Aggregator Fund if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers and the Aggregator Fund within ten (10) Business Days after written notice of such proposed assignment has been provided by the assigning Lender to the Borrowers and the Aggregator Fund); provided, however, that (x) each Eligible Assignee must be a “Qualified Purchaser” and (y) no Borrower nor any Affiliate of any Borrower shall qualify as an Eligible Assignee.

“Eligible Depository Institution” means (i) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law and which is subject to supervision and examination by federal or state banking authorities; provided that, such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P, and (ii) Goldman Sachs & Co. LLC, for so long as Goldman Sachs & Co. LLC has a short-term unsecured debt rating of at least P-2 from Moody’s and at least A-2 from S&P; provided, further, that if Goldman Sachs & Co. LLC no longer has a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P, upon the occurrence and continuance of a Mandatory Prepayment Event or an Event of Default, all Capital Contributions shall be initially transferred into the Capital Contribution Account of the applicable Borrower maintained at a depository institution meeting the requirement of clause (i) above. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Eligible Investor” means, with respect to any Fund, any Included Investor in such Fund and any PWM Investor in such Fund that is in Investor Good Standing Status and is not a Prohibited Person.

“Eligible Unfunded Commitments” means, at any time the same is to be determined with respect to any Eligible Investor, the lesser of (a) the Unfunded Commitment of such Eligible Investor at such time and (b) the product of (i) the Inclusion Percentage at such time for such

Eligible Investor multiplied by (ii) the Unfunded Commitment of such Eligible Investor at such time; provided that, at any time an Exclusion Event has occurred and is continuing with respect to such Eligible Investor, the Eligible Unfunded Commitments of such Eligible Investor shall be zero (0), unless otherwise set forth in the definition of “Exclusion Event”.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for such Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Borrower Party by any Governmental Authority with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting any Borrower Party or any of a Borrower Party’s Properties.

“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or written policies relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment including, without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to any Borrower Party; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means, with respect to any Fund, any trade or business (whether or not incorporated) under common control or that may become under common control with such Fund within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) a “plan” (as such term is defined in Section 4975(e) of the Internal Revenue Code) subject to Section 4975 of the Internal Revenue Code; or (c) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with Section 3(42) of ERISA.

“ERISA Investor Excluded Items” means, with respect to each ERISA Investor in a Fund, any rights, titles, interests, remedies or privileges of such Fund and its Managing Entity:

(a) in and to the rights of such ERISA Investor in such Fund (and any appurtenant rights thereunder), including such ERISA Investor’s Ownership Interest therein, granted to such Fund or its Managing Entity to secure such ERISA Investor’s obligation to fund its Capital Commitment;

(b) with respect to an ERISA Investor in the Aggregator Fund to debit or cause the transfer of funds from such ERISA Investor’s accounts at Goldman Sachs & Co. LLC, Goldman Sachs International or any other Affiliate of Goldman Sachs & Co. LLC;

(c) against such ERISA Investor under Section 3.4.2, 3.4.3, 3.4.4 or (as to forfeiture of all or any portion of such ERISA Investor’s Capital) 3.4.5 of the relevant Governing Agreement or other remedies analogous to such provisions;

(d) to request or require such ERISA Investor to confirm the amount of, or to confirm its obligation to make payments in respect of, its uncalled Capital Commitments;

(e) to require such ERISA Investor to forfeit or sell any portion of such ERISA Investor’s Ownership Interests in such Fund; and

(f) to request or require such ERISA Investor to make payment for any Capital Call other than to an account of such Fund.

“Erroneous Payment” is defined in Section 11.11(a).

“Erroneous Payment Deficiency Assignment” is defined in Section 11.11(e)(i).

“Erroneous Payment Notice” is defined in Section 11.11(b).

“Erroneous Payment Return Deficiency” is defined in Section 11.11(e)(i).

“Erroneous Payment Subrogation Rights” is defined in Section 11.11(e)(ii).

“Escrow Agent” means an escrow agent selected by the Borrowers and reasonably acceptable to the Administrative Agent.

“Escrow Agreement” means an escrow agreement in substantially the form of Exhibit L hereto, executed and delivered by the Escrow Agent, the Aggregator Fund, the Aggregator Fund Managing Entity and the Administrative Agent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” is defined in Section 10.01.

“Exchange Listing” has the meaning set forth in any Governing Agreement, as applicable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes, in each case: (i) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes imposed as a result of such Recipient being organized, formed or incorporated under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 12.13); or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.01(a)(ii) or Section 4.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e); (d) any backup withholding Tax that is required by the Internal Revenue Code to be withheld from amounts payable to such Recipient; and (e) any Taxes imposed pursuant to FATCA.

“Exclusion Event” means the occurrence, with respect to any Eligible Investor or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Eligible Investor (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority) (such Investor hereinafter referred to as a “Defaulting Investor”), of any of the following events:

(a) if actually known to a Responsible Officer of a Fund or its Managing Entity (or if informed by the Administrative Agent of the same), such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization, liquidation or dissolution or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Laws; or (F) take any personal, partnership, limited liability company, corporate or trust, exempted limited partnership, exempted company, special limited partnership or private limited liability company action, as applicable, for the purpose of effecting any of the foregoing;

(b) if actually known to a Responsible Officer of a Fund or its Managing Entity (or if informed by the Administrative Agent of the same), the commencement of any proceeding under any Debtor Relief Laws relating to such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person; or an order, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization, dissolution or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets;

(c) if actually known to a Responsible Officer of a Fund or its Managing Entity (or if informed by the Administrative Agent of the same), any final judgment(s) for the payment of money which in the aggregate exceed fifteen percent (15%) of the net worth (or, if calculated instead, net assets) of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall be rendered against such Person, and such judgment or judgments shall not be bonded, stayed, satisfied or discharged at least ten (10) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment;

(d) such Investor shall repudiate, challenge, or declare unenforceable its obligation to make Capital Contributions to the capital of the applicable Fund pursuant to a Capital Call Notice; or such Investor shall otherwise disaffirm any material provision of its Subscription Agreement or the applicable Governing Agreement;

(e) the Subscription Agreement of such Investor or the applicable Governing Agreement shall cease, in whole or in material part, to be a legal, valid and binding agreement enforceable against such Investor in accordance with the terms thereof or in any way be terminated or become or be declared ineffective or inoperative or in any way whatsoever cease to give or provide in material part the right, title, interest, power, privilege or remedy intended to be created thereby with respect to such Investor;

(f) such Investor shall fail to make a Capital Contribution to the applicable Fund on the earlier of (i) the date such Investor is in default (A) under Section 5.2 of the Initial Borrower Limited Liability Company Agreement or (B) pursuant to Section 3.4 of the Aggregator Fund Governing Agreement, as applicable, and (ii) the date thirty (30) calendar days after the applicable Capital Call;

(g) any representation or warranty made by such Investor under the applicable Governing Agreement or its Subscription Agreement shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made; provided, however, that if such Investor cures the adverse effect of the failure of such representation or warranty within thirty (30) days after written notice thereof is delivered by the Administrative Agent to a Fund (or the Managing Entity thereof) and to such Investor, such Investor will be automatically reinstated as an Eligible Investor so long as no other Exclusion Event then applies;

(h) such Investor delivers a notice of withdrawal to the applicable Fund, or such Investor transfers its Ownership Interest in the applicable Fund, in violation of this Credit Agreement;

(i) any Fund or Managing Entity cancels, reduces, excuses, terminates or abates the Unfunded Commitment of such Investor, except as permitted by Section 9.05 or 9.06;

(j) default shall occur in the performance by such Investor in any material respect, subject to any applicable notice or cure period, of any of the covenants or agreements contained in its Subscription Agreement or the applicable Governing Agreement (except, in each case, as otherwise specifically addressed in this definition of “Exclusion Event”, in which case no grace period beyond any provided for herein shall apply); provided, however, that if such default is cured to the reasonable satisfaction of the Administrative Agent within thirty (30) days after written notice thereof has been given by the Administrative Agent to the applicable Fund and to such Investor, such Investor will be automatically reinstated as an Included Investor so long as no other Exclusion Event then applies;

(k) if actually known to a Responsible Officer of a Fund or its Managing Entity (or is informed by the Administrative Agent of the same), except as contemplated in clause (o) of this definition of “Exclusion Event”, the occurrence of any event which, under the terms of such Investor’s Side Letter, would cancel, excuse, terminate or abate its Unfunded Commitment or any Capital Call or otherwise adversely affect the rights of the Administrative Agent or the Lenders in respect thereof;

(l) such Investor shall fail to remain in Investor Good Standing Status;

(m) such Investor becomes a Sanctioned Person, or, to any Lender’s or the Administrative Agent’s knowledge, as notified in writing to a Fund or its Managing Entity, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal or suspicious activities;

(n) with respect to any applicable Investor with a new or increasing Unfunded Commitment as a result of a Replacement Action, the PWM 20/30 Delivery Requirement

or Institutional Investor Delivery Requirement, as applicable, has not been satisfied with respect to such Investor or such Investor (if an Institutional Investor) fails to be designated as an Included Investor pursuant to its subject Final Inclusion Determination;

(o) in connection with any Borrowing, such Investor is excused or exempted from funding a Capital Call with respect to a Portfolio Investment being acquired or otherwise funded with the proceeds of the related Borrowing (or a Responsible Officer of a Borrower or its Managing Entity has actual knowledge that such Investor will be entitled to exercise an excuse or exemption right under the applicable Governing Agreement, its Subscription Agreement or its Side Letter); provided that, only the portion of such Investor’s Eligible Unfunded Commitments which would otherwise be contributed to fund such Portfolio Investment or repay the related Borrowing shall be excluded from the applicable Borrower’s Borrowing Base;

(p) if actually known to a Responsible Officer of a Fund or its Managing Entity (or if informed by the Administrative Agent of the same), in the case of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), the occurrence of any circumstance or event which: (A) could reasonably be expected to have a material and adverse effect on the financial condition or business operations of such Investor; or (B) could reasonably be expected to impair, impede, or jeopardize the obligation and the liability of such Investor to fulfill its obligations under its Subscription Agreement or the applicable Governing Agreement;

(q) such Investor shall encumber its interest in the applicable Fund and the related Lien holder shall commence the exercise of remedies with respect to such interest;

(r) the Administrative Agent ceases to have a perfected first-priority security interest in the Unfunded Commitment of such Investor (subject to Permitted Liens), other than by reason of actions or inactions of the Administrative Agent or the Lenders;

(s) such Investor shall have entered into any Side Letter, made any change to any existing Side Letter or made any Side Letter Election, in each case after the Closing Date, which Side Letter, change or election, respectively, is not reasonably acceptable to the Administrative Agent in its sole discretion; or

(t) such Investor is a Prohibited Person.

The Aggregator Fund or any PWM Investor that is a Defaulting Investor shall cease to be considered a Defaulting Investor (and, therefore, its Eligible Unfunded Commitment shall be re-included in the applicable Borrower’s Borrowing Base) when the circumstances giving rise to the Exclusion Event resulting in such Investor being a Defaulting Investor shall have been cured to the satisfaction of the Administrative Agent and the Lenders in their respective sole discretion (and the Administrative Agent and the Lenders shall promptly notify the Borrowers thereof and shall not unreasonably withhold, delay or condition such notification). Any Institutional Investor that is a Defaulting Investor shall cease to be considered a Defaulting Investor (and, therefore, its Eligible Unfunded Commitment shall be re-included in the applicable Borrower’s Borrowing Base) when the circumstances giving rise to the first Exclusion Event resulting in such Investor being a Defaulting Investor shall have been cured to the satisfaction of the Administrative Agent and the Lenders in their respective sole discretion (and the Administrative Agent and the Lenders shall promptly notify the Borrowers thereof and shall not unreasonably withhold, delay or condition such notification); provided that, if such Institutional Investor is subject to any subsequent Exclusion Event resulting in such Investor being a Defaulting Investor, such Institutional Investor shall not cease to be considered a Defaulting Investor (and, therefore, its Eligible Unfunded Commitment shall not be re-included in the applicable Borrower’s Borrowing Base) unless the Administrative Agent shall have consented thereto in writing, acting in its sole discretion.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit K hereto to extend the initial Stated Maturity Date in accordance with Section 2.15.

“Facility Extension Fee” means an extension fee in an amount equal to twenty-five basis points (0.25%) of the Maximum Commitment so extended in accordance with Section 2.15, which shall be fully earned when paid and be nonrefundable.

“Facility Increase Fee” means a fee as agreed by the Borrowers and the Administrative Agent in a separate Fee Letter.

“Facility Increase Request” means a notice in substantially the form of Exhibit M hereto pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.14.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, or any U.S. or non-U.S. fiscal, tax or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code, the U.S. treasury regulations thereunder or analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it; provided, further, that if the Federal Funds Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

“Fee Letter” means (i) that certain Fee and Reimbursement Letter, dated as of March 9, 2023, between the Initial Borrower and ING and (ii) each other fee letter entered into by the applicable Borrower Parties, the Administrative Agent and/or any Lender (as the case may be) from time to time after the Closing Date, as each may be amended, supplemented or otherwise modified from time to time.

“Final Inclusion Determination” is defined in Section 9.05(d)(i).

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to any applicable Benchmark (including any component thereof).

“Foreign Person” means any Recipient that is not a U.S. Person.

“Full Repayment Capital Call” is defined in Section 10.03(b).

“Fund Parties” means each Borrower Party and the Aggregator Fund.

“Funds” means each Borrower and the Aggregator Fund.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices as in effect from time to time that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of the Borrowers, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Goldman Sachs” means (a) The Goldman Sachs Group, Inc. (or any successor to its business), (b) Goldman Sachs & Co. LLC, (c) Goldman Sachs Asset Management, LP, (d) the Investment Management Division of The Goldman Sachs Group, Inc. and (e) the respective subsidiaries and affiliates of the entities in clause (a), (b), (c) or (d) above.

“Governing Agreement” means (a) with respect to the Initial Borrower, the Initial Borrower Limited Liability Company Agreement, (b) with respect to the Aggregator Fund, the Aggregator Fund Governing Agreement and (c) with respect to any other Borrower, the partnership agreement or operating agreement, as applicable, of such Borrower, including, without limitation, any applicable Side Letters, as it may be further amended, restated or supplemented from time to time.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing,

and any agency, department, commission, board, authority or instrumentality, bureau or court, including any supra-national bodies (such as the European Union or the European Central Bank), having jurisdiction over any Fund Party, any Managing Entity, the Administrative Agent, any other Agent, any Lender, or any of their respective businesses, operations, assets, or properties.

“Governmental Plan Investor” means an Investor that is (or, for purposes of Sections 7.14 and 9.07 hereof, an Investor that constitutes the assets of) one or more governmental plans as defined in Section 3(32) of ERISA.

“GS Persons” means Goldman Sachs directors, officers and employees, and their spouses, and other SOX Insiders.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent: (a) to purchase any such Indebtedness or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (d) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Included Investor” means an Institutional Investor (and the approved portion of its Capital Commitments) that has delivered to the Administrative Agent the information and documents described in Section 6.01(m), Section 8.17 and, with respect to a Replacement Action, described in Section 9.05(d)(i), and has been designated an “Included Investor” in writing by the Administrative Agent and the Required Lenders in their respective sole discretion; provided (x) that once an Institutional Investor has been approved by the Administrative Agent and the Required Lenders as an Included Investor, such approval may not be withdrawn after the effective date except as provided below in clause (y) of this definition; and (y) that any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured in accordance with the last paragraph of the definition of “Exclusion Event”. For purposes of calculating the Borrowing Base, the documentation to be delivered pursuant to Section 8.17 shall be deemed delivered as of the Closing Date.

“Inclusion Percentage” means, at any time the same is to be determined with respect to each Eligible Investor, the percentage which results in an aggregate amount of the Unfunded Commitment of such Investor at such time not exceeding the applicable Concentration Limit (as set forth below) for such Eligible Investor at such time as a percentage of the Unfunded Commitments of such Eligible Investor at such time:

Investor	Concentration Limit (as a percentage of Unfunded Commitments of Eligible Investors)
Each Top Five Investor	3.0%
Any other Investor	1.0%

; provided that, with respect to any Institutional Investor, the Concentration Limit applicable thereto shall be assigned by the Administrative Agent and the Required Lenders in their sole discretion at the time such Institutional Investor is admitted as an Included Investor in accordance with the terms hereof.

For purposes of calculating the Inclusion Percentage and Concentration Limit, the Investors of all Borrowers shall be considered (without duplication) on an aggregate/single pool basis.

“Increasing Lender” is defined in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Generally Accepted Accounting Principles:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments representing extensions of credit;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (excluding indebtedness arising under conditional sales or other title retention agreements incurred in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capital Leases and Synthetic Lease Obligations; and

(g) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other limited liability entity) in which such Person is a general partner or a joint venturer for which such Person shall have liability as a result of its joint venture interest, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” is defined in Section 12.06(b).

“Information” is defined in Section 12.18.

“ING” is defined in the preamble to this Credit Agreement.

“Initial Borrower” is defined in the preamble to this Credit Agreement.

“Initial Borrower Limited Liability Company Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Initial Borrower, dated as of December 23, 2022, as it may be further amended, restated or supplemented from time to time.

“Institutional Investor” means an Investor (other than a PWM Investor or the Aggregator Fund) that is an “institutional investor” or is otherwise approved in writing as an “Institutional Investor” by the Administrative Agent and the Required Lenders in their respective sole discretion.

“Institutional Investor Delivery Requirement” is defined in Section 9.05(d)(i).

“Interest Option” means each of Adjusted Term SOFR (or if the then-current Benchmark is Daily Compounded SOFR, Daily Compounded SOFR) and the Alternative Base Rate.

“Interest Period” means, with respect to any SOFR Loan (if the then-current Benchmark is Daily Compounded SOFR, including any Daily Compounded SOFR Loan), a period from and including: (i) the Loan Date of such SOFR Loan to the first Business Day of the next succeeding month; and (ii) thereafter, the Business Day immediately following the termination date of the immediately preceding Interest Period in the case of a continuation of an Adjusted Term SOFR Loan to a successive Interest Period as described in Section 2.02 in each case to the first Business Day of the next succeeding month (unless otherwise agreed by the Lenders); provided, however, that if the Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Advisor” means SLR Capital Partners, LLC, a Delaware limited liability company.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor act.

“Investor” means (a) with respect to the Initial Borrower, any one (1) of the Members (as defined in the Initial Borrower Limited Liability Company) (including the Aggregator Fund) of the Initial Borrower and (b) with respect to the Aggregator Fund, its Managing Entity (it being understood and agreed that the Aggregator Fund Managing Entity has no economic interest in the Aggregator Fund) or any one (1) of its Limited Partners (as defined in the Aggregator Fund Governing Agreement). Except in respect of the Borrowing Base, the Available Loan Amount for each Borrower, and as otherwise expressly specified herein, for all purposes of this Credit Agreement, the Investors of each Borrower shall be considered (without duplication) on an aggregate/single pool basis.

“Investor Default” means, with respect to any Investor in the Aggregator Fund, such Investor (a) defaults on its obligation to pay a Capital Contribution within the earlier of (i) the date set forth in Section 3.4 of the Aggregator Fund Governing Agreement and (ii) thirty (30) days of the date such Capital Contribution was due (with respect to clause (ii) only, without regard to any applicable notice or cure period under the relevant Governing Agreement in respect thereof), or (b) has been party to a Transfer or subject to an Exclusion Event.

“Investor Good Standing Status” means, at any time the same is determined, (a) with respect to any Investor at such time of determination, such Investor is in compliance in all material respects with its obligations under its Subscription Agreement and the applicable Governing Agreement, (b) with respect to any PWM Investor at such time of determination, such PWM Investor is a client of the Wealth Management Division of Goldman Sachs & Co. LLC, Goldman Sachs International or Goldman Sachs Bank AG, as applicable, and (c) with respect to any PWM Investor or any Institutional Investor at such time of determination, to the actual knowledge of a Responsible Officer of any Fund (or the Managing Entity thereof), such PWM Investor or Institutional Investor is not in violation or breach of any material obligations to the Private Wealth Management Division of Goldman Sachs & Co. LLC, Goldman Sachs International or Goldman Sachs Bank AG or any fund sponsored by any Affiliate of Goldman Sachs.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” is defined in Section 12.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means: (a) each Lender listed on the signature pages hereof; and (b) any other Person that becomes a party to this Credit Agreement as a Lender pursuant to the terms hereof, and any assignees thereof that shall become party hereto pursuant to Section 12.11 (but not any Participant that is not otherwise a party to this Credit Agreement), in each case, as set forth on Schedule 1.01 to this Credit Agreement (as such Schedule 1.01 may be amended, supplemented or otherwise modified and in effect).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means any lien, assignment by way of security, mortgage, security interest, tax lien, pledge, charge, hypothecation, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Loan” means an extension of credit by a Lender to a Borrower Party hereunder in the form of a Base Rate Loan or a SOFR Loan.

“Loan Date” is defined in Section 2.02(a).

“Loan Documents” means, collectively, this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Borrower Guaranty, each Fee Letter, each Assignment and Assumption and any other agreement, instrument or other writing executed and delivered to the Administrative Agent or any Lender by any Fund Party or any Managing Entity in connection herewith or therewith, and all amendments, supplements, modifications, exhibits and schedules to any of the foregoing.

“Loan Notice” means a notice of: (a) a Borrowing; (b) a conversion of Loans from one Type of Loan to the other; or (c) a continuation of Adjusted Term SOFR Loans, pursuant to Section 2.02(e), which, if in writing other than via email, shall be substantially in the form of Exhibit B-1 hereto.

“Managing Entity” means (a) with respect to the Initial Borrower, the Investment Advisor, (b) with respect to the Aggregator Fund, the Aggregator Fund Managing Entity, and (c) with respect to any other Borrower, its managing member, general partner or equivalent party, each as the context may require.

“Mandatory Prepayment Amount” is defined in Section 3.05.

“Mandatory Prepayment Event” is defined in Section 3.05.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means: (a) a material adverse effect upon, the operations, business, or financial condition of the Funds and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Funds, taken as a whole, to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Funds and their Managing Entities, taken as a whole, of any Loan Document to which it is a party.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence of an Event of Default in accordance with Sections 10.02 and 10.03; (c) the date upon which the Borrowers terminate the Commitments in full pursuant to Section 3.07 or otherwise; (d) the date upon which the Investment Period (as defined in any Governing Agreement) terminates; and (e) one (1) Business Day prior to the date upon which any Fund Party effects an Exchange Listing.

“Maximum Commitment” means an amount equal to $25,000,000, as such amount may be increased pursuant to Section 2.14 or reduced from time to time by the Borrowers pursuant to Section 3.07.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means, with respect to any Fund, any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which such Fund or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means, with respect to any Fund, a Plan which has two or more contributing sponsors (including such Fund or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“No Plan Asset Certificate” means, with respect to any Fund, a certificate from the applicable Managing Entity, in a form reasonably acceptable to the Administrative Agent, (i) certifying that, based on consultation with counsel and in reliance on representations by the Investors in such Fund as of the date of such certificate, “benefit plan investors” (as defined in Section 3(42) of ERISA) hold less than twenty-five percent (25%) of the total value of each class of equity interests in such Fund (calculated in accordance with Section 3(42) of ERISA) and, accordingly, the underlying assets of such Fund do not constitute Plan Assets and (ii) covenanting that at all times following the date of such certificate less than twenty-five percent (25%) of the total value of each class of equity interests in the applicable Fund (calculated in accordance with Section 3(42) of ERISA) will continue to be held by “benefit plan investors” (as defined in Section 3(42) of the ERISA) until such time, if any, that such Fund delivers to the Administrative Agent an Operating Company Opinion.

“Notes” means the promissory notes provided for in Section 3.01, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, including, without limitation, the Qualified Borrower Promissory Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of any Borrower Party to any of the Secured Parties, and all renewals and extensions thereof, or any part thereof (including, without limitation, Loans and all interest accruing thereon), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of any Borrower Party to any of the Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Company” means an “operating company” within the meaning of Section 2510.3-101(c) of the Plan Assets Regulation.

“Operating Company Certificate” means, with respect to any Fund, a certificate from such Fund, delivered by the relevant Responsible Officer of such Fund, in a form reasonably acceptable to the Administrative Agent, certifying that, based upon consultation with counsel, such Fund has met the requirements to be an Operating Company for the twelve (12)-month period following the end of the Annual Valuation Period for such Fund.

“Operating Company Opinion” means, with respect to any Fund, a written opinion of counsel to such Fund, in a form reasonably acceptable to the Administrative Agent, as to the status of such Fund as an Operating Company as of the date of its first investment (other than short term investments pending long-term investment or distribution).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Ownership Interest” of any Investor means (a) with respect to the Initial Borrower, the membership interest of such Investor in the Initial Borrower pursuant to the applicable Governing Agreement, (b) with respect to the Aggregator Fund, the limited partnership interest of such Investor in the Aggregator Fund under the applicable Governing Agreement, and (c) with respect to any other Borrower, the membership, limited partnership or general partnership of such Investor in such Borrower pursuant to the applicable Governing Agreement.

“Participant” is defined in Section 12.11(e).

“Participant Register” is defined in Section 12.11(e).

“Patriot Act” is defined in Section 12.20.

“Payment Recipient” is defined in Section 11.11(a).

“Pending Capital Call” means, with respect to any Fund, any Capital Call that has been made upon the Investors in such Fund and that has not yet been funded by the applicable Investor, but with respect to which such Investor is not in default.

“Pension Plan” means, with respect to any Fund, any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by such Fund and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Periodic Term SOFR Determination Day” is defined in the definition of “Term SOFR”.

“Permitted Investments” means: (i) savings, money market or other interest bearing accounts of the Administrative Agent, any Lender or any other financial institution with a short-term credit rating of “A-1” by S&P and “P-1” by Moody’s (including securities issued by the Goldman Sachs ILA Prime Obligations Fund, so long as it has such ratings); (ii) debt instruments issued or guaranteed by the United States or its agencies or instrumentalities, including, without limitation, treasury bills, notes and bonds; (iii) commercial paper of domestic corporations, which has received a rating of A-1 or P-1 or its equivalent from either of Moody’s or S&P and/or has been unconditionally guaranteed by an entity which has received an equivalent credit rating by either of Moody’s or S&P; (iv) money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; or (v) similar quality short term investments and cash and cash equivalents.

“Permitted Liens” means (a) Liens for claims that are not yet due with respect to Taxes, assessments or charges of any Governmental Authority or otherwise arising as a matter of Law for which adequate reserves or other appropriate provisions are being maintained in accordance with Generally Accepted Accounting Principles, and (b) subject to the Account Control Agreements, bankers’ Liens in favor of the custodian, depository bank or securities intermediary at which any

Collateral Account is held or other similar Liens (including the right of set-off) on any such account and items held in, deposited in or credited to any such account.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, exempted company, limited liability company, private limited liability company, non-profit corporation, partnership, limited partnership, special limited partnership, exempted limited partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means, with respect to any Fund, any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), established or maintained for employees of such Fund or any ERISA Affiliate or any such Plan to which such Fund or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Portfolio Investment” means a “Portfolio Investment” as such term is defined in the Initial Borrower Limited Liability Company Agreement or in the Aggregator Fund Governing Agreement, as applicable.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the “U.S. Prime Rate” (or its successor), as in effect from time to time or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate. If the Prime Rate shall be less than zero (0), then such rate shall be deemed zero (0) for purposes of this Credit Agreement, and any change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Obligation” means the aggregate outstanding principal amount of the Loans. The Principal Obligation of any Lender at any time shall be its Applicable Lender Percentage of the total Principal Obligation at such time.

“Prohibited Person” means any GS Person.

“Projections” is defined in Section 7.08.

“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned by any Borrower Party or secures any investment of any Borrower Party.

“PWM 20/30 Delivery Requirement” is defined in Section 9.05(d)(ii).

“PWM Investors” means Investors that are clients of the Goldman Sachs Private Wealth Management Division which are high net worth individuals (or entities controlled by such individuals) for which the Aggregator Fund has delivered to the Escrow Agent the information and documents described in Section 8.17 and, with respect to a Replacement Action, Section 9.05(d)(ii) hereof; provided that, a PWM Investor in respect to which an Exclusion Event has occurred shall thereupon no longer be an Eligible Investor unless (and until such time as) all Exclusion Events affecting such Investor have been cured in accordance with the last paragraph of the definition of “Exclusion Event”. For purposes of calculating the Borrowing Base, the documentation to be delivered pursuant to Section 8.17 shall be deemed delivered as of the Closing Date.

“Qualified Borrower” means any entity, which entity may be organized, formed or incorporated in the United States or outside of the United States, in which a Borrower owns a direct or indirect ownership interest or through which a Borrower will acquire an investment, the indebtedness of which entity can be guaranteed by the applicable Borrower pursuant to the terms of the applicable Governing Agreement, and which entity has executed a Qualified Borrower Promissory Note and in respect of which entity the applicable Borrower has executed a Borrower Guaranty; provided that, no entity shall be a Qualified Borrower unless the Administrative Agent has consented thereto in its sole discretion.

“Qualified Borrower Promissory Note” means a promissory note executed and delivered by a Qualified Borrower, in substantially the form of Exhibit C hereto, the payment of which is guaranteed by the applicable Borrower pursuant to a Borrower Guaranty.

“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.

“Rating Agencies” means S&P, Moody’s and Fitch Ratings, Inc., or any other nationally recognized statistical rating agency which has been approved by the Administrative Agent.

“Recipient” means the Administrative Agent, any other Secured Party or any other recipient of any payment to be made by or on account of any obligation of any Borrower Party hereunder.

“Register” is defined in Section 12.11(d).

“Regulation U” means Regulation U of the Federal Reserve Board, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Repayment Notice” means a notice of prepayment pursuant to Section 3.06, which shall be substantially in the form of Exhibit B-2 hereto.

“Replacement Action” is defined in Section 9.05(b).

“Required Lenders” means, at any time, the Lenders having a Principal Obligation and unused Commitments representing at least 50.1% of the sum of the total Principal Obligation and unused Commitments at such time; provided that, (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the pro-rata shares of the aggregate Principal Obligation and unused Commitments of Lenders shall be redetermined for voting purposes only, to exclude the pro-rata shares of the aggregate Principal Obligation and unused Commitments of such Defaulting Lenders and (b) at all times when two (2) or more unaffiliated Lenders (other than Defaulting Lenders) are party to this Credit Agreement, the term “Required Lenders” shall in no event mean fewer than two (2) unaffiliated Lenders (other than Defaulting Lenders).

“Required Payment Time” means: (A) promptly but in no event later than two (2) Business Days following the occurrence of such event or circumstance giving rise to the required payment, to the extent such funds are available in the Collateral Accounts; and (B) promptly but in no event later than ten (10) Business Days after the occurrence of such event or circumstance giving rise to the required payment, to the extent that it is necessary for the applicable Borrower or its Managing Entity to issue Capital Call Notices to fund such required payment (and such Borrower (or the Managing Entity thereof) shall issue such Capital Call Notices during such time and shall make such payment promptly after the Capital Contributions relating to such Capital Call Notices are received).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Fund Party or such Fund Party’s Managing Entity, the individuals listed underneath the name of such Fund Party on Schedule 8.01 hereto, which may be updated from time to time by the respective Fund Party with the consent (not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor those funds returned or distributed to such Investor by the applicable Fund and/or the applicable Managing Entity which is added back to such Investor’s Unfunded Commitment pursuant to the applicable Governing Agreement or otherwise; in each case which amounts have been sufficiently detailed and set forth as “Returned Capital” on the Borrowing Base Certificate; provided that, the failure of the applicable Person to set forth such information on the Borrowing Base Certificate shall result in the exclusion of such amount from “Returned Capital.”

“RIC” means a Person qualifying for U.S. federal income tax treatment as a “regulated investment company” under Subchapter M of the Internal Revenue Code.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State); (ii) the United Nations; (iii) the European Union; (iv) Her Majesty’s Treasury; or (v) any other relevant sanctions authority.

“Sanctioned Person” means (i) any Person that is the subject or target of Sanctions; (ii) any Person that is located, organized or resident in a Designated Jurisdiction; and (iii) any Person owned or controlled by a Person described in clause (i) or (ii).

“Secured Parties” means, collectively, the Lenders, the Agents and the Indemnitees.

“Security Agreements” means one or more security agreements substantially in the form of Exhibit E-1 or E-2 hereto, as applicable, executed and delivered by (a) each Borrower and the applicable Managing Entity to the Administrative Agent, for the benefit of Secured Parties, and (b) the Aggregator Fund and the Aggregator Fund Managing Entity to the Administrative Agent, for the benefit of the Secured Parties.

“SEMS” means the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

“Settlement Date” means the fifth (5th) day of each calendar month (or, if such day is not a Business Day, on the next succeeding Business Day); provided, however, that after the Maturity Date, any Business Day selected from time to time by the Administrative Agent shall be a Settlement Date.

“Side Letter” means any side letter by and between an Investor and the applicable Fund (or the applicable Managing Entity) that amends or supplements the Governing Agreement of such Fund.

“Side Letter Election” means any election made by an Investor pursuant to a “most favored nation” or other provision contained in its Side Letter, which would permit such Investor to elect or incorporate additional provisions into such Side Letter, and is binding upon such Investor, the applicable Fund or the applicable Managing Entity.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 0.11448% (11.448 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means an Adjusted Term SOFR Loan; provided that, if a replacement of the Benchmark has occurred pursuant to Section 4.03(b) with respect to Adjusted Term SOFR, a Daily Compounded SOFR Loan.

“SOFR Rate Day” is defined in the definition of “Daily Compounded SOFR”.

“Solvent” means, with respect to any Borrower Party, as of any date of determination, that as of such date:

(a) the fair value of the assets of such Borrower Party and the aggregate Unfunded Commitments are greater than the total amount of liabilities, including contingent liabilities, of such Borrower Party;

(b) the fair value of the assets of such Borrower Party and the aggregate Unfunded Commitments are not less than the amount that will be required to pay the probable liability of the Borrower Parties on their debts as they become absolute and matured;

(c) such Borrower Party does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d) such Borrower Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and the aggregate Unfunded Commitments would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“SOX” means Section 402 of the Sarbanes-Oxley Act of 2002 (codified as Section 13(k) of the Securities Exchange Act of 1934, as amended).

“SOX Insiders” means the directors and officers (or equivalent thereof) of The Goldman Sachs Group, Inc. or any spouse thereof, in each case who, in the reasonable opinion of the relevant Managing Entity, constitutes “insiders” of The Goldman Sachs Group, Inc. for purposes of SOX from time to time.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan and (b) for any Endowment Fund Investor, the state chartered, “not for profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not for profit” means an entity formed not for pecuniary profit or financial gain and for which no part of the assets, income or profit is distributable to, or inures to the benefit of its members, directors or officers.

“Stated Maturity Date” means March 19, 2026.

“Subscription Agreement” means a Subscription Agreement executed by an Investor in connection with the subscription for an Ownership Interest in the applicable Fund.

“Subsequent Lender” is defined in Section 2.14(a).

“Subsequent Investor” is defined in Section 9.05(d)(iii).

“Subsidiary” of a Person means a corporation, partnership, limited partnership, joint venture, limited liability company, special limited partnership, private limited liability company, exempted limited partnership, exempted company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower Party.

“Super Majority Lenders” means, at any time, the Lenders having a Principal Obligation and unused Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the sum of the total Principal Obligation and unused Commitments at such time; provided that, (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the pro-rata shares of the aggregate Principal Obligation and unused Commitments of the Lenders shall be redetermined for voting purposes only, to exclude the pro-rata shares of the aggregate Principal Obligation and unused Commitments of such Defaulting Lenders and (b) at all times when two (2) or more unaffiliated Lenders (other than Defaulting Lenders) are party to this Credit Agreement, the term “Super Majority Lenders” shall in no event mean fewer than two (2) unaffiliated Lenders (other than Defaulting Lenders).

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, futures contract, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a replacement of the Term SOFR Reference Rate has not occurred pursuant to Section 4.03(b)(i), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a replacement of the Term SOFR Reference Rate has not occurred pursuant to Section 4.03(b)(i), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on Term SOFR.

“Top Five Investor” means an Investor (other than the Aggregator Fund but inclusive of its Investors) with a Capital Commitment representing one of the five highest Capital Commitments (based on amount) of all Investors (other than the Aggregator Fund but inclusive of its Investors).

“Transfer” is defined in Section 8.01(d)(iv).

“Type of Loan” means any type of Loan (i.e., a Base Rate Loan, Adjusted Term SOFR Loan or Daily Compounded SOFR Loan).

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government Securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(3).

“UCC” is defined in Section 6.01(g)(i).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unfunded Commitment” means, with respect to any Investor in the Initial Borrower at any time, its “Remaining Capital Commitment” (as defined in the Initial Borrower Limited Liability Company Agreement) at such time, and with respect to any Investor in the Aggregator Fund at any time, its “unfunded Capital Commitment” (as such term is used in the Aggregator Fund Governing Agreement) at such time, but in each case “Unfunded Commitment” shall not include that portion of an Investor’s Capital Commitment that is, at such time, subject to a Pending Capital Call. For the avoidance of doubt, any payment made by the Aggregator Fund pursuant to the Initial Borrower Limited Liability Company Agreement or the Loan Documents to which it is a party in respect of its obligations under the Initial Borrower Limited Liability Company Agreement shall reduce the “Remaining Capital Commitment” (as defined in the Initial Borrower Limited Liability Company Agreement) and the Unfunded Commitment of the Aggregator Fund in an amount equal to the amount of such payment.

“Unused Commitment” is defined in Section 2.09.

“Unused Commitment Fee” is defined in Section 2.09.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the Bail-In Legislation that are related to or ancillary to any of those powers.

1.02. Other Definitional Provisions. All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(a) Defined terms used in the singular shall import the plural and vice versa.

(b) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

(h) Certain defined terms hereunder are defined by cross reference to the Constituent Documents of the Initial Borrower or the Aggregator Fund and certain provisions of this Credit Agreement and the other Loan Documents reference particular sections of the Constituent Documents of the Initial Borrower or the Aggregator Fund. With respect to any Borrower that joins the Credit Agreement after the Closing Date in accordance with the terms hereof, such definitions and provisions with respect to such other Borrower shall be deemed to refer to the definitions and sections in such other Borrower’s Constituent Documents that correspond to the stated definitions and sections of the Constituent Documents of the Initial Borrower or the Aggregator Fund.

1.03. Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

1.04. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrowers except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower Parties and their Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-2047 on financial liabilities shall be disregarded.

1.05. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternative Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or Daily Compounded SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternative Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Daily Compounded SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Daily Compounded SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Daily Compounded SOFR or any other Benchmark, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. LOANS.

2.01. Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrowers, on a joint and several basis, and to the Qualified Borrowers, on a several basis, at any time and from time to time in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after making any such Loans: (a) such Lender’s Principal Obligation would not exceed such Lender’s Commitment as of such date; and (b) the portion of the Principal Obligation attributable to the Borrowings by any Borrower would not exceed the Available Loan Amount applicable to such Borrower. Subject to the foregoing limitation, the conditions set forth in Section 6 and the other terms and conditions hereof, the Borrower Parties may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. Each Borrowing pursuant to this Section 2.01 shall be funded ratably by each Lender in accordance with its Applicable Lender Percentage of the aggregate Available Loan Amount of all Borrowers.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Request for Borrowing, Conversion and Continuation. Each Borrowing, each conversion of SOFR Loans or Base Rate Loans from one Type of Loan to another, and each continuation of Adjusted Term SOFR Loans shall be made upon the applicable Borrower Party’s irrevocable notice to the Administrative Agent in writing. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. at least: (i) in the case of any Borrowing of SOFR Loan, (x) if the then-current Benchmark is Adjusted Term SOFR, three (3) U.S. Government Securities Business Days prior to the requested date of such Borrowing or (y) if the then-current Benchmark is Daily Compounded SOFR, five (5) U.S. Government Securities Business Days prior to the requested date of such Borrowing; (ii) in the case of any Borrowing of Base Rate Loan, one (1) Business Day prior to the requested date of such Borrowing; (iii) in the case of any conversion of Base Rate Loan to SOFR Loan, (x) if the then-current Benchmark is Adjusted Term SOFR, three (3) U.S. Government Securities Business Days prior to the requested date of such conversion and (y) if the then-current Benchmark is Daily Compounded SOFR, five (5) U.S. Government Securities Business Days prior to the requested date of such conversion; (iv) in the case of any continuation of Adjusted Term SOFR Loan, three (3) U.S. Government Securities Business Days prior to the requested date of such continuation; and (v) in the case of any conversion of SOFR Loan to Base Rate Loan, one (1) Business Day prior to the requested date of such conversion. Each notice by a Borrower Party pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower Party (and each Loan Notice submitted by a Qualified Borrower must be countersigned by a Responsible Officer of the applicable Borrower). Each Loan Notice shall specify: (A) whether the Borrower Party is requesting a Borrowing, a conversion of a SOFR Loan or Base Rate Loan to another Type of Loan, or a continuation of Adjusted Term SOFR Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day, the “Loan Date”); (C) the principal amount of Loans to be borrowed, converted or continued; (D) [reserved]; (E) the Type of Loans to which any existing SOFR Loans or Base Rate Loans are to be converted; and (F) in the case of a Borrowing, to which account the proceeds of such Borrowing should be directed. Each Loan Notice submitted by a Borrower Party shall be deemed to be a representation and warranty that the applicable conditions specified in Section 6.02 have been satisfied on and as of the date of the applicable Borrowing. If a Borrower Party fails to specify a Type of Loan in a Loan Notice, the applicable Loan shall be made as a Base Rate Loan. If a Borrower Party fails to give a timely notice requesting a conversion or continuation with respect to a SOFR Loan or Base Rate Loan, then the applicable Loans shall be made as, or converted to, Base Rate Loan. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Adjusted Term SOFR Loans.

(b) Administrative Agent Notification. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by a Borrower Party, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of SOFR Loans described in the preceding subsection.

(c) Reserved.

(d) Tranches; No Obligation to Fund if Maximum Rate Exceeded. Notwithstanding anything to the contrary contained herein, the Borrower Parties shall not have the right to have more than ten (10) SOFR Loans in the aggregate outstanding hereunder at any one time during the Availability Period, nor shall any Lender be obligated to fund any Loan if the interest rate applicable thereto under Section 2.05(a) would exceed the Maximum Rate in effect with respect to such Loan.

(e) Continuations and Conversions. During the existence of an Event of Default or Default under Section 10.01(a), 10.01(g) or 10.01(h), no Base Rate Loans or SOFR Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.

2.03. Minimum Loan Amounts. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount that is an integral multiple of $100,000 and not less than $500,000; provided, however, that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

2.04. Funding.

(a) Funding by Lenders; Presumption by Administrative Agent. Each Lender shall, in accordance with the terms hereof, on any Loan Date, make the proceeds of its ratable share of each Borrowing available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the account of the appropriate Borrower Party (or, if otherwise agreed between such Lender and such Borrower Party and upon fulfillment of all applicable conditions set forth herein, directly to such Borrower Party as specified in the Loan Notice, or, if requested by such Borrower Party in the Loan Notice, shall wire transfer such funds as requested) no later than 3:00 p.m. on the Loan Date in Same Day Funds, and upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly transfer such proceeds in Same Day Funds to such Borrower Party’s account as specified in the Loan Notice, or, if requested by such Borrower Party in the Loan Notice, shall wire transfer such funds as requested. The failure of any Lender to advance the proceeds of its respective share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its ratable share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender prior to the proposed Loan Date that such Lender will not make available to the Administrative Agent such Lender’s share, as applicable, of such Borrowing, the Administrative Agent may assume that each Lender has made its ratable share of the requested Borrowing available to the Administrative Agent on the applicable Loan Date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the appropriate Borrower Party a corresponding amount.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.06(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.06(c).

2.05. Interest.

(a) Interest Rate. Subject to the provisions of clause (b) below:

(i) (x) each Adjusted Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for the related Interest Period for such Borrowing plus the Applicable Margin, and (y) if a replacement of the Benchmark has occurred pursuant to Section 4.03(b) with respect to Adjusted Term SOFR, the Loans constituting each Daily Compounded SOFR Borrowing shall bear interest at a rate per annum equal to Daily Compounded SOFR plus the Applicable Margin (computed in the manner described in Section 2.11); and

(ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Alternative Base Rate plus the Applicable Margin.

(b) Default Rate.

(i) If any Default or Event of Default occurring pursuant to Section 10.01(a), (g) or (h) has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.05(a) and unless such payment is waived pursuant to Section 12.01) such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(ii) If any Event of Default (other than an Event of Default pursuant to Section 10.01(a), (g) or (h)) has occurred and is continuing, then upon the election of the Required Lenders (in lieu of the interest rate provided in Section 2.05(a)), such amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(c) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

2.06. Determination of Rate and Billing. Each change in the rate of interest for any Borrowing or any portion thereof shall become effective, without prior notice to the Borrower Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Parties and the Lenders of any change in the Prime Rate used in determining the Alternative Base Rate promptly following the public announcement of such change. The Administrative Agent will promptly notify the Borrower Parties and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Adjusted Term SOFR or Daily Compounded SOFR, as applicable, by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent will bill the Borrower Parties on behalf of all Lenders with respect to interest on SOFR Loans and Base Rate Loans.

2.07. Payment of Borrower Guaranties. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower hereunder and to accept one or more Borrower Guaranties in support thereof, each Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of itself and the Lenders, to disburse directly to the Lenders, with notice to the Borrowers, in Same Day Funds an amount equal to the amount due and owing under any Qualified Borrower Promissory Note or Borrower Guaranty, together with all interest, costs, expenses and fees due to the Lenders pursuant thereto in the event the applicable Lender shall have not received the applicable payment when due. The Administrative Agent will promptly notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that, the failure to give such notice shall not affect the validity of the disbursement. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Base Rate Loan, and the Borrowers shall be deemed to have given to the Administrative Agent, in accordance with the terms and conditions of Section 2.02(a), a Loan Notice with respect thereto. The Administrative Agent may conclusively rely (absent manifest error) on the Lenders as to the amount due to the Lenders under any Qualified Borrower Promissory Note or Borrower Guaranty.

2.08. Use of Proceeds. The proceeds of the Loans shall be used solely for the purposes permitted under the Constituent Documents of the Borrower Parties, including, if and to the extent permitted under the Governing Agreements, to finance investment activities, to provide working capital and for other permitted purposes (including, for the avoidance of doubt, to pay dividends or distributions on its outstanding equity interest). None of the Lenders and the Agents shall have any liability, obligation, or responsibility whatsoever with respect to any Borrower Party’s use of the proceeds of the Loans, and none of the Lenders and the Agents shall be obligated to determine whether or not any Borrower Party’s use of the proceeds of the Loans are for purposes permitted under the Constituent Documents of such Borrower Party. Nothing, including, without limitation, any Borrowing, any conversion or continuation thereof, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any Portfolio Investment or any other use of the proceeds of the Loans by the Borrower Parties is permitted by the terms of the Constituent Documents of any Borrower Party.

2.09. Unused Commitment Fee. In addition to the payments provided for in Section 3 and subject to Section 2.12(a)(iii), the Borrowers shall pay to (a) the Administrative Agent, for the account of each Lender, or (b) if directed by the Administrative Agent at such times as there is only one (1) Lender, such Lender at its Lending Office, an unused commitment fee (an “Unused Commitment Fee”) which shall accrue at a rate per annum equal to the product of: (i) the average daily difference during the immediately preceding calendar month between (A) such Lender’s Commitment and (B) such Lender’s outstanding Principal Obligation during such calendar month (the “Unused Commitment”), and (ii), (I) at any time that the aggregate Unused Commitment is less than or equal to thirty percent (30%) of the Maximum Commitment, forty basis points (0.40%) per annum, (II) at any time that the aggregate Unused Commitment is greater than thirty percent (30%) but less than or equal to fifty percent (50%) of the Maximum Commitment, fifty basis points (0.50%) per annum and (III) at any time that the aggregate Unused Commitment exceeds fifty percent (50%) of the Maximum Commitment, one hundred basis points (1.00%) per annum. The Unused Commitment Fee shall be payable in arrears on the applicable Settlement Date of each month for the preceding calendar month. The Borrowers and the Lenders acknowledge and agree that the Unused Commitment Fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.10. Administrative Agent and Arranger Fees. The Borrowers shall pay to the Administrative Agent and the Arranger fees in consideration of the administration of this Credit Agreement and arrangement of the Commitments, respectively, in Dollars, which fees shall be payable in amounts and on the dates agreed to between the Borrowers and the Administrative Agent and the Borrowers and the Arranger, as applicable, in the applicable Fee Letter.

2.11. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Alternative Base Rate is determined by the Prime Rate or the Federal Funds Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Daily Compounded SOFR Loans shall be computed as of any applicable date of determination on a daily basis based upon (x) the outstanding principal amount of such Loan as of such date of determination plus (y) the accrued, unpaid interest on such Loan attributable to Daily Compounded SOFR (and not, for the avoidance of doubt, attributable to the Applicable Margin) as of the immediately preceding U.S. Government Securities Business Day. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that, any Loan that is repaid on the same day on which it is made shall, subject to Section 3.04, bear interest for one day.

2.12. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 12.01 and/or the definition of “Required Lenders”.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent, or to be paid, for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.02), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction (or written settlement agreement) obtained by any Borrower Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if: (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share; and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro-rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Lender shall not be entitled to receive any Unused Commitment Fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower Parties shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent (each in its sole discretion) agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro-rata basis by the Lenders in accordance with their Applicable Lender Percentage, whereupon that Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Parties while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13. Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to the Borrower Parties in part based upon the assurances by each Borrower Party that such Borrower Party desires that the obligations under the Loan Documents be honored and enforced as separate obligations of such Borrower Party, should the Administrative Agent and the Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for the Loans and the other Obligations, including indemnities, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations against any one or more of the Borrowers.

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Lenders) may exercise remedies against each Borrower Party and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower Party or its property. The Administrative Agent may enforce one or more Borrower Party’s obligations without enforcing any other Borrower Party’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more

Borrower Party’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of any other Borrower Party.

2.14. Increase in the Maximum Commitment.

(a) The Administrative Agent may, in its sole discretion, at the request of the Borrowers from time to time, increase the Maximum Commitment to the amount requested by the Borrowers by: (x) admitting additional Lenders hereunder (each, a “Subsequent Lender”); or (y) increasing the Commitment of any Lender (each, an “Increasing Lender”); or both, subject to the following conditions and Section 2.14(b):

(i) The Borrowers shall have delivered to the Administrative Agent a Facility Increase Request (and the Administrative Agent shall promptly deliver copies of such notice to each Lender);

(ii) If requested pursuant to Section 3.01, the Borrowers shall, as applicable, execute a new Note payable to each Subsequent Lender and Increasing Lender, as applicable;

(iii) After giving effect to the increase in the Lenders’ Commitment, the Maximum Commitment will not exceed $50,000,000;

(iv) The increase in the aggregate amount of the Lenders’ Commitments shall be in the minimum amount of $5,000,000;

(v) No Default or Event of Default shall have occurred and be continuing or would result from such increase in the Lenders’ Commitments;

(vi) As of the date of such increase, the representations and warranties contained in Section 7 shall be true and correct in all material respects, with the same force and effect as if made on and as of such date; except to the extent that such representations and warranties specifically refer to any earlier date, in which case they shall be true and correct as of such earlier date and except that for the purposes of this Section 2.14(a)(vi), the representations and warranties contained in Section 7.07 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01;

(vii) (A) unless previously agreed in writing, each Increasing Lender to consent to such increase in writing; and (B) each Subsequent Lender to execute a joinder to this Credit Agreement in a form acceptable to the Administrative Agent and the Borrowers; and

(viii) The Borrowers shall pay the applicable Facility Increase Fee.

(b) Notwithstanding anything else in the foregoing: (i) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without such existing Lender’s consent; (ii) no Lender shall become an Increasing Lender without such

Lender’s consent; and (iii) no increase will be permitted after Borrower has decreased the Maximum Commitment under Section 3.07.

2.15. [Reserved].

3. PAYMENT OF OBLIGATIONS.

3.01. Notes. Any Lender may request that the Loans to be made by such Lender to the Borrower Parties hereunder shall be evidenced by promissory notes. If so requested, the Notes shall: (a)(i) if payable to the Administrative Agent, collectively be in the amount of the Maximum Commitment or (ii) if payable to a Lender, be in the amount of aggregate Commitments of such Lender; (b)(i) except as provided in the penultimate sentence of this Section 3.01, be payable to the Administrative Agent for the account of the Lenders or their registered assigns at the Administrative Agent’s Office or (ii) if requested at such times as there is only one (1) Lender, such Lender; (c) be substantially in the form of Exhibit A hereto (with blanks appropriately completed in conformity herewith); and (d) be made by the appropriate Borrower Party. The Loans to be made by the Lenders to the Qualified Borrowers hereunder shall be evidenced by a promissory note of each such Qualified Borrower. Each Qualified Borrower Promissory Note shall (A) be in the amount of the Loans to be advanced to such Qualified Borrower; (B)(i) be payable to the order of the Administrative Agent for the account of the Lenders or their registered assigns, at the Administrative Agent’s Office or (ii) if requested (at such times as there is only one (1) Lender), such Lender; (C) bear interest in accordance with Section 2.05; (D) be substantially in the form of Exhibit C hereto (with blanks appropriately completed in conformity herewith); and (E) be duly executed by such Qualified Borrower. Each Borrower Party agrees, from time to time, upon the request of the Administrative Agent or any applicable Lender, to reissue new Notes to the Administrative Agent or such Lender (in accordance with the next sentence and Section 12.11) in substitution for the Note previously issued by such Borrower Party. Notwithstanding the foregoing, each Borrower Party agrees, from time to time upon the request of any Lender, to issue a separate Note to such Lender in the amount of that Lender’s Commitments and, if necessary, issue a replacement Note to the Administrative Agent and each Lender, such that all Notes then outstanding collectively provide for the Maximum Commitment. Any issuance of a Note to a Lender shall be pursuant to this Section 3.01.

3.02. Payment of Obligation. The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

3.03. Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.05, notwithstanding whether any Borrower Party received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower Party, then such Borrowing shall be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other Same Day Funds by the Administrative Agent.

(b) Settlement Dates. Accrued and unpaid interest on the Obligations, including any interest payable on any Loans prepaid pursuant to Section 3.06, shall be due and payable: (i) in arrears on each Settlement Date (for the Interest Period ending on or about such date or the immediately preceding calendar month, as applicable) and on the Maturity Date, and (ii) at any time and from time to time when an Event of Default has occurred and is continuing, upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.04. Payments of Obligation.

(a) Payments Generally. All payments of principal of and interest on the Obligations under this Credit Agreement by any Borrower Party to or for the account of the Lenders, or any one of them, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by such Borrower Party. Except as otherwise expressly provided herein, all payments by the Borrower Parties hereunder shall be made to (i) the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or (ii) if requested by the Administrative Agent at such times as there is only one (1) Lender, directly to the applicable Lender at its Lending Office and in Same Day Funds not later than 1:00 p.m. on the date specified herein.

(b) With respect to payments made pursuant to clause (a) above, funds received after 1:00 p.m. may, in the Administrative Agent’s discretion, be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. Each Lender shall be entitled to receive its applicable share (or other applicable share as provided herein) of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to the appropriate Lender. If any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Clawback.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.04) and may, in reliance upon such assumption, make available to the applicable Borrower Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and, if the applicable Lender fails to pay its amount upon the Administrative Agent’s demand, the applicable Borrower Party severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower Party to but excluding the date of payment to the Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by a Borrower Party, the interest rate applicable to Base Rate Loans; provided, however, that if funds are not available to such Borrower Party in the applicable Collateral Accounts to make payment on demand by the Required Payment Time. If any Borrower Party and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower Party the amount of such interest paid by such Borrower Party for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower Party shall be without prejudice to any claim such Borrower Party may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower Parties; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower Party prior to the date on which any payment is due to the Administrative Agent for the account of a Lender hereunder that such Borrower Party will not make such payment, the Administrative Agent may assume that such Borrower Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if such Borrower Party has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower Party with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

3.05. Mandatory Prepayment. If, on any day, the portion of the Principal Obligation attributable to the Borrowings by any Borrower exceeds (a) the Available Loan Amount (including, without limitation, as a result of an Exclusion Event or changes in the Inclusion Percentage) applicable to such Borrower or (b) the maximum amount, if any, of indebtedness permitted to be incurred under the Governing Agreement of such Borrower (each, a “Mandatory Prepayment Event”), then the applicable Borrower or Qualified Borrower shall pay such excess (the “Mandatory Prepayment Amount”) to the Administrative Agent, for the benefit of the Lenders, in Same Day Funds by the Required Payment Time.

3.06. Voluntary Prepayments. Any Borrower Party may, upon delivery of a Repayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such Repayment Notice must be received by the Administrative Agent not later than 11:00 a.m.: (i) (x) in the case of any prepayment of SOFR Loans, (x) if the then-current Benchmark is Adjusted Term SOFR, three (3) U.S. Government Securities Business Days prior to the date of such proposed prepayment or (y) if the then-current Benchmark is Daily Compounded SOFR, five (5) U.S. Government Securities Business Days prior to the date of such proposed prepayment; and (ii) in the case of any prepayment of Base Rate Loans, one (1) Business Day prior to the date of such prepayment; and (b) any prepayment of Loans shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such Repayment Notice shall specify the date (which shall be a Business Day) and amount of such prepayment and the Type(s) of Loans to be prepaid (and each Repayment Notice submitted by a Qualified Borrower must be countersigned by a Responsible Officer of the applicable Borrower). The Administrative Agent will promptly notify each Lender of its receipt of each such Repayment Notice, and of the amount of such Lender’s Applicable Lender Percentage of such prepayment. If such Repayment Notice is given by a Borrower Party, such Borrower Party shall make such prepayment and the payment amount specified in such Repayment Notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by (to the extent timely invoiced to the relevant Borrower) any additional amounts required pursuant to Section 4.05. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective share of the Type(s) of Loans to be repaid.

3.07. Reduction or Early Termination of Commitments. So long as no Loan Notice is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice); provided that: (a) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof; and (b) the Borrowers shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Principal Obligation would exceed the aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Commitments. In no event may the Borrowers reduce the aggregate Commitments to $5,000,000 or less (other than by a termination of all the Commitments). Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Applicable Lender Percentages, unless each Lender shall agree otherwise. All fees accrued until the effective date of any termination of the aggregate Commitments shall be paid on the effective date of such termination. Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same.

3.08. Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any SOFR Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any Base Rate Loan; and (c) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, such Lender shall continue to hold the Note, if any, evidencing its Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.04, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by the Borrower Parties for such Borrowing.

4. CHANGE IN CIRCUMSTANCES.

4.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the withholding or deduction of any Tax from any such payment by the Administrative Agent or a Borrower Party, then the Administrative Agent or such Borrower Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes from any payment, then: (A) such Borrower Party or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) such Borrower Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower Parties. Without limiting the provisions of subsection (a) above, each applicable Borrower Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower Parties shall, and do hereby, indemnify each Recipient, and shall make payment in respect thereof within the Required Payment Time after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient, and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding any penalties, interest or expenses that are attributable to the bad faith, gross negligence or willful misconduct of the Recipient. A certificate as to the amount of any such payment or liability setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the applicable Borrower Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of Section 4.01(a) or (c), each Lender shall, and does hereby, agree to indemnify the Administrative Agent, and shall make payable in respect thereof within the Required Payment Time, (i) against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) (collectively, “Tax Damages”) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective) and (ii) Tax Damages attributable to such Lender’s failure to comply with the provisions of Section 12.11(e) relating to the maintenance of a Participant Register correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Borrower Parties or the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 4.01(c). The agreements in this paragraph (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

(d) Evidence of Payments. Upon request by a Borrower Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower Party or by the Administrative Agent to a Governmental Authority as provided in this Section 4.01, such Borrower Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower Party or the Administrative Agent, as the case may be.

(e) Status of Recipients; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Parties and to the Administrative Agent, at the time or times reasonably requested by a Borrower Party or the Administrative Agent, such properly completed and executed documentation requested by the Borrower Parties or the Administrative Agent as will permit such payment to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law, by the taxing authorities of any jurisdiction or reasonably requested by the Borrower Parties or the Administrative Agent as will enable the Borrower Parties or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B) and 4.01(e)(ii)(D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense (provided that, such Lender’s internal costs of completing, executing or submitting such documentation shall not be considered to be material unreimbursed costs or expenses) or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing:

(A) any Recipient that is a U.S. Person shall deliver to the Borrower Parties and the Administrative Agent on or prior to the date on which such Recipient becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9, or applicable successor form, certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Recipient that is a Foreign Person shall, to the extent it is legally entitled to do so, deliver to the Borrower Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Person becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Person claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W 8ECI or W-8EXP, or applicable successor form;

(3) in the case of a Foreign Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code; (x) a certificate substantially in the form of Exhibit I-1 hereto to the effect that such Foreign Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”); and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, or applicable successor form; or

(4) to the extent a Foreign Person is not the beneficial owner, executed originals of IRS Form W-8IMY, or applicable successor form, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, or applicable successor form, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3 hereto, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Person is a partnership and one or more direct or indirect partners of such Foreign Person are claiming the portfolio interest exemption, such Foreign Person may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 hereto on behalf of each such direct and indirect partner;

(C) any Foreign Person shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Person becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Parties or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Recipient under any Loan Document would be subject to Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Parties or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrower Parties and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement; and

(E) on or before the date ING (or any successor or supplemental Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver either (i) IRS Form W-9 (or any successor forms) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor forms) (with respect to amounts received on account of any Lender) and IRS From W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, any Borrower Party that is a U.S. Person will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Parties and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If the Administrative Agent or any other Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower Parties or with respect to which any Borrower Party has paid additional amounts pursuant to this Section 4.01, it shall promptly pay to such Borrower Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower Party under this Section 4.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, the Borrower Parties, upon the request of the Administrative Agent or such Recipient, agree to repay the amount paid over to any such Borrower Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such other Recipient in the event the Administrative Agent or such other Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower Parties pursuant to this subsection (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net position after-Taxes than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require the Administrative Agent or any other Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower Party or any other Person.

4.02. Illegality. If any Lender determines in its reasonable judgment that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to any Benchmark, or to determine or charge interest rates based upon any Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in any relevant market, on notice thereof by such Lender to the Borrower Parties and the Administrative Agent: (a) any obligation of such Lender (x) to make SOFR Loans, (y) to continue SOFR Loans or (z) to convert Base Rate Loans to SOFR Loans shall be suspended; and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans, the interest rate on which is determined by reference to the Daily Compounded SOFR or Adjusted Term SOFR component of the Alternative Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternative Base Rate”, in each case until such Lender revokes such notice and advises the Administrative Agent (which promptly notifies the Borrower Parties) that the circumstances giving rise to such determination no longer exist (which it agrees to do promptly upon becoming aware that such conditions cease to exist). Upon receipt of such notice: (i) the applicable Borrower Party shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Loans are Adjusted Term SOFR Loans and such Lender may lawfully continue to maintain such Loans to such day, or on the immediately succeeding Business Day, if such Loans are Daily Compounded SOFR Loans or such Lender may not lawfully continue to maintain such Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Daily Compounded SOFR or Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternative Base Rate applicable to such Lender without reference to clause (c) of the definition of “Alternative Base Rate” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Daily Compounded SOFR or Adjusted Term SOFR. Upon any such conversion, the Borrower Parties shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.03. Inability to Determine Rates; Benchmark Replacement Setting.

(a) Alternate Rate of Interest. Subject to clause (b) of this Section 4.03, if (x) prior to the commencement of the Interest Period for any Adjusted Term SOFR Loan or (y) at any time for any Daily Compounded SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Benchmark for such Loan or (if applicable) such Interest Period; provided that, no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Benchmark for such Loan and (if applicable) such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Loan and, if applicable, such Interest Period;

then, the Administrative Agent shall give notice thereof to the Borrower Parties and the Lenders by telephone, telecopy or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Parties and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any obligation of such Lender (A) to make or continue SOFR Loans or (B) to convert Base Rate Loans to SOFR Loans shall be suspended, (ii) any requests the conversion of, or the continuation as, a SOFR Loan shall be ineffective and, in each case, unless prepaid, such Loan shall be continued as, or converted to, a Base Rate Loan and (iii) any request for a Borrowing of SOFR Loans shall be made as a request for a Borrowing of Base Rate Loans. Furthermore, if any SOFR Loan, is outstanding on the date of the Borrower Parties’ receipt of the notice from the

Administrative Agent referred to in this Section 4.03(a) with respect to the Benchmark applicable to such Loan, then (I) in the case of an Adjusted Term SOFR Loan, on the last day of the Interest Period applicable to such Loan and (II) in the case of a Daily Compounded SOFR Loan, immediately, such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan on such day. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Daily Compounded SOFR or Adjusted Term SOFR cannot be determined pursuant to the applicable definition thereof, the Alternative Base Rate shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternative Base Rate” until the Administrative Agent revokes such determination. Upon any such prepayment or conversion, the Borrower Parties shall also pay accrued interest on the amount so prepaid or converted, as applicable, together with any additional amounts required pursuant to Section 4.05.

(b) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing the Benchmark.

(A) On the earlier of (x) the occurrence of a Benchmark Transition Event and (y) an Early Opt-in Election, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Lenders comprising the Required Lenders.

(B) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower Parties may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower Parties’ receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower Parties will be deemed to have converted any request for a Borrowing of SOFR Loans into a request for a Borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, (x) clause (c) of the definition of “Alternative Base Rate” will not be used in any determination of Alternative Base Rate and (y) any outstanding affected Adjusted Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, and any outstanding affected Daily Compounded SOFR Loan shall, immediately, at the Borrower Parties’ election prior to such day: (1) be prepaid by the Borrower Parties on such day or (2) be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan on such date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement (or, with respect to any Benchmark Replacement of Adjusted Term SOFR or Daily Compounded SOFR, at any time), the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Parties and the Lenders of (x) the implementation of any Benchmark Replacement and (y) the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.03(b), including any determination with respect to Conforming Changes, a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement, or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.03(b).

(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Adjusted Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable, non-representative, non-compliant or non-aligned for Benchmark (including Benchmark Replacement) settings and (y) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(v) Tax Matters. The Administrative Agent, the Lenders and the Borrower Parties agree to cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final United States Treasury Regulations or other IRS guidance such that the use of an alternative rate of interest pursuant to this Section 4.03(b) shall not result in a deemed exchange of any Loan or Obligation under Section 1001 of the Internal Revenue Code.

4.04. Increased Costs Generally.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes”; and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, funding or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Borrower Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that, such compensation for additional costs incurred or reduction suffered by such Lender because of a Change in Law may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrower Parties under credit facilities comparable to those provided for herein.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity, or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or the holding company with respect to capital adequacy), then from time to time the applicable Borrower Parties will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that, compensation for any such reduction suffered by such Lender or such Lender’s holding company because of a Change in Law may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrower Parties under credit facilities comparable to those provided for herein.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 4.04 and delivered to a Borrower Party shall be conclusive absent manifest error; provided, however, that no Lender shall be requested to disclose confidential or price sensitive information or any other information, to the extent prohibited by law. Such Borrower Party shall pay such Lender, the amount shown as due on any such certificate within the Required Payment Time after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 4.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, no Borrower Party shall be required to compensate a Lender pursuant to the foregoing provisions of this Section 4.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each applicable Borrower Party shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding lost profits) reasonably incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Adjusted Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower Party (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Adjusted Term SOFR Loan on the date or in the amount notified by such Borrower Party; or

(c) any assignment of an Adjusted Term SOFR Loan (or any Loan bearing interest at the Benchmark Replacement) on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower Party pursuant to Section 12.13;

including any loss or expense, either directly or indirectly, arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) or from fees payable to terminate the deposits from which such funds were obtained.

Notwithstanding anything herein to the contrary, no compensation shall be payable under this Section 4.05 with respect to any voluntary prepayment permitted pursuant to Section 3.06 to the extent such compensation resulting from such voluntary prepayment and otherwise payable to any individual Lender does not exceed $250.

4.06. Mitigation Obligations; Replacement of Lender.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or a Borrower Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then, at the request of the Borrowers, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lender. If (i) any Lender requests compensation under Section 4.04, or (ii) any Borrower Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, the Borrowers may, at their sole cost and effort, replace such Lender in accordance with Section 12.13; provided, however, that (i) a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply and (ii) such replacement would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.04, as the case may be, in the future. No Lender shall claim compensation under Section 4.01, 4.03, 4.04 or 4.05 in a manner that is arbitrary, capricious, discriminatory or materially prejudicial to any Borrower Party as compared to borrowers to such Lender that such Lender determines, acting in a commercially reasonable manner, are similarly situated to such Borrower Party.

(c) Survival. All of the Borrower Parties’ obligations under Sections 4.01, 4.04 and 4.05 and this Section 4.06 shall survive termination of the aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

4.07. Prohibited Event.

(a) In the event a Lender notifies the Administrative Agent that, subsequent to the Closing Date, such Lender or any of its Affiliates: (i) has become a fiduciary with respect to any ERISA Investor in connection with its investment in a Borrower or this transaction; or (ii) has acquired any discretionary authority or control with respect to any ERISA Investor’s investment in a Borrower, or renders any investment advice (within the meaning of 29 C.F.R. §2510.3-21(c)) with respect to such investment, the parties hereto hereby agree that the event described in clause (i) or (ii) above shall be deemed to have caused a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code, with respect to the transactions described in this Credit Agreement, and the parties to this Credit Agreement shall reasonably cooperate with each other to correct such prohibited transaction in accordance with Section 4975(f)(5) of the Internal Revenue Code.

(b) Notwithstanding anything in this Credit Agreement to the contrary, any such correction shall prevent the Lenders from receiving any direct or indirect fees, loan repayments, or any other benefits from such ERISA Investor.

(c) If the Administrative Agent determines at any time in its reasonable discretion that any of the corrections described herein are insufficient to correct the prohibited transaction in accordance with Section 4975(f)(5) of the Internal Revenue Code, then the parties hereto shall also reasonably cooperate to replace such affected Lender.

5. SECURITY.

5.01. Liens and Security Interest. To secure performance by the Borrower Parties of the payment and performance of the Obligations: (a) each Borrower shall grant to the Administrative Agent, for the benefit of the Secured Parties, an exclusive, perfected, first priority security interest and Lien in and to its Collateral Accounts, including, but not limited to, any and all funds and financial assets (including all cash and Permitted Investments, but not including any Portfolio Investments) pursuant to each Assignment of Capital Contribution Account and each Account Control Agreement for such Collateral Accounts, in each case subject only to Permitted Liens; and (b) each Borrower and its respective Managing Entity, to the extent of their respective interests therein, shall grant to the Administrative Agent, for the benefit of the Secured Parties, an exclusive, perfected, first priority security interest and Lien in and to the Capital Calls, Capital Commitments, and Capital Contributions under its Governing Agreement, including, without limitation, any rights to make Capital Calls, receive payment of Capital Contributions and enforce the payment thereof pursuant to a Security Agreement, and to enforce the payment thereof or any guarantees thereof now existing or hereafter arising, in each case subject only to Permitted Liens (the collateral in clauses (a) and (b) of this Section 5.01 being (except as otherwise set forth below), collectively with the Collateral described in the Security Agreement delivered by the Aggregator Fund and the Aggregator Fund Managing Entity pursuant to the terms of this Credit Agreement, the “Collateral”). In order to secure further the payment and performance of the Obligations and to effect and facilitate the Administrative Agent’s and the other Secured Parties’ right of setoff, each Borrower and its Managing Entity hereby irrevocably appoints the Administrative Agent as subscription agent and attorney-in-fact entitled, in the name of such Borrower upon the occurrence and during the continuance of an Event of Default (but subject to Section 10.03), to make any Capital Calls upon such Borrower’s Investors pursuant to (and to the extent permitted by) the terms of the applicable Subscription Agreements and the applicable Governing Agreement. The foregoing power of attorney is a continuing power and is coupled with an interest.

Notwithstanding the foregoing, the term “Collateral” shall not include (i) any ERISA Investor Excluded Items if such provision of such ERISA Investor Excluded Item or the exercise of remedies with respect to such ERISA Investor Excluded Item would be a non-exempt prohibited transaction for purposes of Section 406 of ERISA, Section 4975 of the Internal Revenue Code or other applicable Law, (ii) the Capital Commitments or any assets, interests, rights or obligations of the Prohibited Persons, if any, unless so elected by the Fund Parties in their discretion, (iii) any Portfolio Investments, and (iv) any funds properly withdrawn from a Collateral Account (or that could be withdrawn pursuant to the Credit Agreement if deposited or credited to a Collateral Account) or any account of the Aggregator Fund (or that could be withdrawn pursuant to the Credit Agreement if deposited or credited to such a capital contribution account) to the extent used, pursuant to the terms of the related Governing Agreements, to purchase Portfolio Investments (other than Permitted Investments deposited in or credited to such account), to make payments to the Investors in accordance with the terms hereof or for any other purpose permitted under the Governing Agreements and this Credit Agreement, and the proceeds of such withdrawn funds; provided, however, the Administrative Agent may issue Capital Calls on all Investors (including all Prohibited Persons) in exercising remedies under Section 10.02 or any other Loan Document and to the extent necessary to comply with pro rata drawdown requirements set forth in the applicable Governing Agreement.

5.02. Collateral Accounts.

(a) Collateral Accounts and Capital Contributions. Each Borrower shall require that all Investors in such Borrower fund or cause to be funded to the Capital Contribution Account of the applicable Borrower all monies or sums paid or to be paid by any such Investor as Capital Contributions as and when Capital Contributions are called pursuant to the Capital Call Notices (or, if a Borrower receives such payments directly, to deposit such Capital Contributions promptly into the Capital Contribution Account of the applicable Borrower).

(b) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to Capital Calls. None of them shall be required to refer to the Constituent Documents of a Borrower or take any other action with respect to any other matter which might arise in connection with such Constituent Documents, the Subscription Agreements or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of a Fund or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.

(c) Use of Account. Except as otherwise provided herein, each Borrower may withdraw funds from the Collateral Accounts at any time or from time to time, so long as at the time of such withdrawal or disbursement and after giving effect thereto: (i) no Event of Default exists; (ii) no Default under Section 10.01(a), 10.01(g) or 10.01(h) exists; (iii) no Responsible Officer of a Borrower Party is aware (including by way of notice from the Administrative Agent or any Lender) any other Default exists; and (iv) no Mandatory Prepayment Event exists (unless, with respect to this clause (iv) only, after giving effect to such withdrawal, sufficient funds remain on deposit therein or credited thereto to satisfy the Borrowers’ payment obligation with respect to such Mandatory Prepayment Event) (any event set forth in the foregoing clause (i), (ii), (iii) or (iv), a “Cash Control Event”). Any withdrawal from a Collateral Account by a Borrower shall be deemed a representation and warranty that the conditions set forth in the foregoing clauses (i), (ii), (iii) and (iv) have been satisfied. Upon the exercise of a notice of control in accordance with Sections 10.02 and 10.03, pursuant to the terms of the applicable Account Control Agreement, each Borrower hereby irrevocably authorizes and directs the ultimate Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts for amounts not paid by the Borrowers hereunder or under the Notes. Regardless of any provision hereof, in the absence of bad faith, gross negligence or willful misconduct by the Administrative Agent or the other Secured Parties, as determined by a court of competent jurisdiction in a final, non-appealable judgment, no Secured Party shall ever be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Call Notices, Capital Commitments, or any Capital Contributions, or sums due or paid thereon. The Administrative Agent shall give each Borrower prompt notice of any action taken pursuant to this Section 5.02(c), but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of a Borrower with respect to such action.

(d) Other Accounts. Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrowers may maintain other bank accounts or securities accounts in addition to the Collateral Accounts that will not be considered “Collateral” or a “Collateral Account” and such other accounts shall not be subject to control agreements or other restrictions; provided that, all Capital Contributions are directed and deposited as provided above.

5.03. Agreement to Deliver Additional Collateral Documents. Each Fund and each Managing Entity shall deliver such security agreements, account control agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of itself and the Secured Parties, first priority and exclusive security interest (in each case subject to Permitted Liens) in any of the Collateral, together with other assurances of the enforceability and priority of such liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the liens and security interests granted or purported to be granted pursuant to this Section 5; provided that, in no event shall any deposit account or securities account of the Aggregator Fund be subject to any security interest or Lien in favor of the Administrative Agent.

6. CONDITIONS PRECEDENT TO BORROWINGS.

6.01. Conditions to Initial Borrowing. The obligation of each Lender to make its initial Borrowing hereunder is subject to the conditions precedent that the Administrative Agent shall have received, on or before the Closing Date, the following:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;

(b) Notes. If requested pursuant to Section 3.01, Notes, drawn to the Administrative Agent or the applicable Lender, duly executed and delivered by the Initial Borrower;

(c) Security Agreement (Initial Borrower). The applicable Security Agreement, duly executed and delivered by the Initial Borrower and its Managing Entity;

(d) Security Agreement (Aggregator Fund). The applicable Security Agreement, duly executed and delivered by the Aggregator Fund and the Aggregator Fund Managing Entity;

(e) Assignment of Capital Contribution Account. An Assignment of Capital Contribution Account, executed and delivered by the Initial Borrower with respect to its Capital Contribution Account;

(f) Account Control Agreement. An Account Control Agreement, duly executed and delivered by the Initial Borrower and the depository bank or securities intermediary, as applicable, with respect to its Collateral Account;

(g) Financing Statements.

(i) searches of Uniform Commercial Code (“UCC”) filings (or their equivalent) in each jurisdiction where a filing has been or would need to be made in order to perfect the Secured Parties’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) have been filed, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) duly authorized UCC financing statements, and any amendments thereto, for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Secured Parties’ security interest in the Collateral.

(h) Evidence of Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Fund Party and each Managing Entity as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement, the other Loan Documents to which such Fund Party or such Managing Entity is a party, or any other deliveries or notices contemplated thereby;

(i) Constituent Documents. Such evidence as the Administrative Agent may reasonably require to verify that each Fund Party and each Managing Entity is duly organized, incorporated or formed, validly existing; in good standing, and unless otherwise agreed by the Administrative Agent, including certified copies of each such Person’s Constituent Documents and certificates of good standing;

(j) Responsible Officer Certificate. A certificate from a Responsible Officer of each Fund Party and each Managing Entity, stating that: (i) all of the representations and warranties contained in Section 7 and the other Loan Documents made by such Fund Party and Managing Entity are true and correct in all material respects as of such date; and (ii) no event has occurred and is continuing, or would result from the initial Borrowing, which constitutes an Event of Default or, to his/her knowledge, a Default;

(k) Opinions of Counsel. A favorable opinion of Latham & Watkins LLP, counsel to the Borrower Parties, Katten Muchin Rosenman LLP, counsel to the Borrower Parties, and Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Aggregator Fund, covering such matters relating to the transactions contemplated hereby as reasonably requested by the Administrative Agent, and in a form reasonably acceptable to the Administrative Agent. The Fund Parties hereby request that such counsel deliver such opinions;

(l) ERISA Plan Asset Matters. A No Plan Asset Certificate for each Fund;

(m) Investor Matters. Other than as set forth in Section 8.17, a copy of the related Subscription Agreement and Side Letter of each Investor (and the Administrative Agent shall have reviewed and confirmed acceptance of such Subscription Agreements and Side Letters);

(n) Borrowing Base Certificate. A Borrowing Base Certificate duly executed and delivered by the Initial Borrower and confirmed by the Aggregator Fund;

(o) Fees; Costs and Expenses. To the extent invoiced, reimbursement or payment of all reasonable out of pocket expenses required to be reimbursed or paid by the Borrower Parties hereunder, including the reasonable fees and disbursements invoiced through the Closing Date of the Administrative Agent’s special counsel, Dechert LLP; and

(p) Additional Information. Such other information and documents as may reasonably be required by the Administrative Agent and its counsel, including information necessary for the Lenders to confirm applicable “know your customer” compliance.

Without limiting the generality of the provisions of the last paragraph of Section 11.03 and for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.02. All Loans. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of Adjusted Term SOFR Loans) is subject to the following conditions precedent that:

(a) Representations and Warranties. The representations and warranties of each Borrower and each other Borrower Party contained in Section 7 or in any other Loan Document shall be true and correct in all material respects on and as of the date of any such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except that for the purposes of this Section 6.02, the representations and warranties contained in Section 7.07 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01;

(b) No Default. No Event of Default or Default exists at such date;

(c) Reserved; and

(d) Loan Notice. The Administrative Agent shall have received a Loan Notice together with a Borrowing Base Certificate.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, or a continuation of Adjusted Term SOFR Loans) submitted by a Borrower Party shall be deemed to be a representation and warranty that the conditions specified in Sections 6.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

6.03. Qualified Borrower Loans. The obligation of each Lender to advance a Loan to a Qualified Borrower is subject to the conditions that:

(a) Qualified Borrower Promissory Note. The Administrative Agent shall have received a duly executed Qualified Borrower Promissory Note complying with the terms and provisions hereof;

(b) Authorizations of Qualified Borrower. The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Notes, duly adopted by such Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(c) Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of the appropriate Person of such Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(d) Borrower Guaranty. The Administrative Agent shall have received from the applicable Borrower a duly executed Borrower Guaranty complying with the terms and provisions hereof;

(e) Opinion of Counsel to Qualified Borrower. The Administrative Agent shall have received a favorable opinion of counsel for such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, for the benefit of the Secured Parties, covering such matters as reasonably requested by the Administrative Agent. Each Qualified Borrower hereby directs its counsel to prepare and deliver such legal opinion to the Administrative Agent, for the benefit of the Secured Parties;

(f) Opinion of Counsel to Borrower. The Administrative Agent shall have received a favorable opinion of counsel for the applicable Borrower, in form and substance satisfactory to the Administrative Agent and addressed to the Administrative Agent, with respect to the subject Borrower Guaranty, covering such matters relating thereto as reasonably requested by the Administrative Agent, and in a form reasonably acceptable to the Administrative Agent. Such Borrower hereby direct such counsel to prepare and deliver such legal opinion to the Administrative Agent, for the benefit of the Secured Parties;

(g) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower Party on or prior to the date of such Loan and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower Parties pursuant to Section 12.06;

(h) Additional Information. The Administrative Agent shall have received such other information and documents as may reasonably be required by the Administrative Agent and its counsel, including information necessary for each Lender to confirm applicable “know your customer” compliance; and

(i) Beneficial Ownership Certification. The Lenders shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower a Beneficial Ownership Certification in relation to each Qualified Borrower and its Managing Entity (if applicable) that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

7. REPRESENTATIONS AND WARRANTIES. To induce the Lenders to make the Loans hereunder, (a) solely as set forth in the Security Agreement of the Aggregator Fund and the Aggregator Fund Managing Entity, each of the Aggregator Fund and the Aggregator Fund Managing Entity, as applicable, represents and warrants as to itself, solely as of the Closing Date, to the Lenders, and (b) each Borrower Party and its Managing Entity, as applicable, represents and warrants as to itself and, to the knowledge of the Responsible Officers of such Borrower Party and Managing Entity, with respect to all other Borrower Parties and Managing Entities, to the Lenders, that:

7.01. Organization and Good Standing of Fund Parties. The Initial Borrower is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Aggregator Fund is a limited partnership duly formed and validly existing under the laws of the State of Delaware. Each Fund Party has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased by it requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to have a Material Adverse Effect.

7.02. Organization and Good Standing of Managing Entities. Each of the Investment Advisor (in its capacity as the Managing Entity of the Initial Borrower) and the Aggregator Fund Managing Entity is a limited liability company or limited partnership duly formed and validly existing under the laws of the State of Delaware. Each Managing Entity has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to have a Material Adverse Effect.

7.03. Authorization and Power. Each Fund Party and each Managing Entity has the limited partnership, limited liability company, exempted limited partnership, exempted company, special limited partnership, private limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it. Each Fund Party and each Managing Entity is duly authorized to, and has taken all limited partnership, limited liability company, exempted limited partnership, exempted company, special limited partnership, private limited liability company and corporate action, as applicable, necessary to authorize each of them to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and such other Loan Documents and are and will continue to be duly authorized to perform its respective obligations under this Credit Agreement, the Notes, and such other Loan Documents.

7.04. No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents (or any other report, financial statement, notice or certificate in connection herewith or therewith), the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of their Constituent Documents, law, statute, or regulation to which any Fund Party or any Managing Entity is subject or any judgment, license, order, or permit applicable to any Fund Party or any Managing Entity or any indenture, mortgage, deed of trust, or other agreement or instrument to which any Fund Party or any Managing Entity is a party or by which any Fund Party or any Managing Entity may be bound, or to which any Fund Party or any Managing Entity may be subject. No consent, approval, authorization, or order of any court or Governmental Authority or consent of any third party is required in connection with the execution and delivery by any Fund Party or any Managing Entity of the Loan Documents, or any other report, financial statement, notice or certificate delivered in connection herewith or therewith, or to consummate the transactions contemplated hereby or thereby.

7.05. Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which it is a party are the legal and binding obligations of such Fund Party and/or its Managing Entity, enforceable against it in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

7.06. Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Collateral in which any Fund Party or any Managing Entity has any right, title or interest, ultimately in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens other than Permitted Liens, except as enforceability may be limited by Debtor Relief Laws and equitable principles.

7.07. Financial Condition. Each Borrower Party has delivered to the Administrative Agent: the most-recently available copies of the financial statements and reports described in Section 8.01. Such statements fairly present, in all material respects, the financial condition of such Borrower Party as of the applicable date of such financial statements, and have been prepared in accordance with Generally Accepted Accounting Principles, except as provided therein.

7.08. Full Disclosure. There is no material fact actually known to a Responsible Officer of a Fund Party that any Fund Party or any Managing Entity has not disclosed to the Administrative Agent in writing (other than information of a general industry or economic nature) which would reasonably be expected to result in a Material Adverse Effect. The information heretofore furnished by any Fund Party or any Managing Entity in connection with, or pursuant to, this Credit Agreement, the other Loan Documents, including any reports, notices or certificates provided in connection herewith or therewith, or any transaction contemplated hereby or thereby (taken as a whole) does not contain any untrue statement of a material fact on the date as of which such information is stated or deemed stated that would reasonably be expected to result in a Material Adverse Effect. Such written information may include certain forward-looking statements and projections (the “Projections”) which reflect various estimates and assumptions by the Fund Parties concerning anticipated results. The Fund Parties do not make any representations or warranties as to the accuracy of any such Projections which may be furnished in any written information.

7.09. No Default. Except as disclosed to the Administrative Agent in writing, no event has occurred and is continuing which constitutes an Event of Default or a Default.

7.10. No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or, to the actual knowledge of a Responsible Officer of any Fund Party or any Managing Entity, threatened, against any Fund Party or any Managing Entity that would reasonably be expected to result in a Material Adverse Effect.

7.11. Material Adverse Change. No changes to any Borrower Party or any Managing Entity thereof have occurred since the date of the most recent audited financial statements of the Borrower Parties delivered to the Lenders which would reasonably be expected to result in a Material Adverse Effect.

7.12. Taxes. To the extent that failure to do so could reasonably be expected to have a Material Adverse Effect, all Tax returns required to be filed by any Fund Party in any jurisdiction have been filed, subject to any applicable extensions without penalty, and all Taxes shown thereon have been paid prior to the time that such Taxes could give rise to a Lien thereon, other than Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. There is no proposed Tax assessment against any Fund Party (or any basis for such Tax assessment) which is reasonably likely to have a Material Adverse Effect.

7.13. Jurisdiction of Formation; Principal Office. As of the Closing Date, the jurisdiction of formation of each Fund and each Managing Entity is the State of Delaware. As of the Closing Date, the principal office, chief executive office and principal place of business of each Fund and each Managing Entity is set forth on Schedule 12.07 hereto (as such Schedule may be modified by the relevant Fund Party from time to time by notice to the Administrative Agent).

7.14. ERISA Compliance.

(a) The Fund Parties have not established, nor does any Fund Party maintain, any Plan;

(b) The Fund Parties are either Operating Companies or the underlying assets of each Fund Party do not otherwise constitute the assets of an ERISA Investor pursuant to the Plan Asset Regulation and none of the Operating Companies is a Governmental Plan Investor; and

(c) The execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt “prohibited transaction” under ERISA or Section 4975(c)(i)(A)-(D) of the Internal Revenue Code.

7.15. Compliance with Law. Each Fund Party is, to the knowledge of its respective Responsible Officers, in compliance in all respects with all laws, rules, regulations, orders, and decrees which are applicable to such Fund Party or its properties, including, without limitation, Environmental Laws, to the extent failure to comply could reasonably be expected to have a Material Adverse Effect.

7.16. Hazardous Substances. No Borrower Party: (a) has received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by a Borrower Party, or any permit issued under any Environmental Law to such Borrower Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to the knowledge of its respective Responsible Officers, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.17. Insider. As of the Closing Date, no Fund Party nor any Managing Entity is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a Bank Holding Company of which any Lender is a subsidiary, or of any subsidiary, of a Bank Holding Company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

7.18. Ownership Structure; Names of Investors. As of the Closing Date, the sole general partner of the Aggregator Fund is the Aggregator Fund Managing Entity. The (a) names of the Institutional Investors, if any, are correctly set forth in the most recently Borrowing Base Certificate delivered by the Aggregator Fund and (b) PWM Investors have been identified by number only on the most recently delivered Borrowing Base Certificate, and the Capital Commitment of each Investor is set forth on Schedule I thereto. No Capital Calls have been delivered to any Investor other than any that have been disclosed to the Administrative Agent in writing.

7.19. Capital Commitments and Contributions. As of the Closing Date, there are no Capital Call Notices outstanding except as otherwise disclosed in writing to the Administrative Agent. To the actual knowledge of the respective Responsible Officers of each Fund and each Managing Entity, no Investor is in default under the applicable Governing Agreement or its Subscription Agreement except as otherwise disclosed in writing to the Administrative Agent as and to the extent required by Section 8.01. In connection with each Capital Call, each Fund has satisfied or will satisfy all conditions to its rights to make a Capital Call, including any and all conditions contained in its Constituent Documents, the Subscription Agreements or any Side Letter. Neither the Initial Borrower nor the Aggregator Fund (nor the applicable Managing Entity) has initiated a Capital Call as of the Closing Date.

7.20. Fiscal Year. The fiscal year of each Borrower Party and each Managing Entity is the calendar year, except as it may be changed in compliance with Section 9.03.

7.21. Status as Business Development Company. The Initial Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act, and intends to elect to be treated as a RIC commencing with the Initial Borrower’s taxable year ending December 31, 2023.

7.22. Margin Stock. No Borrower Party is engaged or will engage principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing, not more than twenty-five percent (25%) of the value of the assets (either a Borrower Party only or of such Borrower Party and its Subsidiaries on a consolidated basis) will be Margin Stock.

7.23. No Defenses. No Responsible Officer of any Fund Party has actual knowledge of any default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under the Governing Agreements, any Subscription Agreement or

Side Letter which would constitute a defense to the obligations of the Investors to make Capital Contributions pursuant to a Capital Call to the applicable Fund in accordance with the Subscription Agreements or the Governing Agreements, and no Responsible Officer of any Fund Party has actual knowledge of any claims of offset or any other claims of the Investors against such Fund or its Managing Entity which would or could adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters) or the Governing Agreements, in each case except as disclosed in writing to the Administrative Agent.

7.24. No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in a Fund without the prior approval of the applicable Managing Entity, except as set forth in Section 9.05 hereof.

7.25. Solvency. The Borrower Parties, taken as a whole, are Solvent.

7.26. OFAC. No Fund Party is a Sanctioned Person or is a Person with whom dealings are prohibited under any OFAC regulations. No Investor is a Sanctioned Person or is a Person with whom dealings are prohibited under any OFAC regulations.

7.27. Anti-Corruption and Anti-Money Laundering Laws. Each Fund Party and each of its Subsidiaries shall (i) be subject to maintained policies and procedures reasonably designed to promote and achieve compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; and (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Investor, and shall maintain sufficient information to identify the applicable Investor for purposes of Anti-Money Laundering Laws.

7.28. Investor Side Letters. No Investor has entered into any Side Letter with any Fund or any Managing Entity, except as copies (with names and other identifying information of PWM Investors redacted) of the same have been provided to the Administrative Agent and approved by the Administrative Agent in its sole discretion.

7.29. Affected Financial Institution. No Fund Party is an Affected Financial Institution.

8. AFFIRMATIVE COVENANTS. So long as the Lenders have any Commitment to lend hereunder and until payment in full of the Notes and the performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent indemnities), (a) the Borrower Parties and their Managing Entities, as applicable, and (b) as set forth in the Security Agreement of the Aggregator Fund and the Aggregator Fund Managing Entity, the Aggregator Fund and the Aggregator Fund Managing Entity, each agrees as to itself that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

8.01. Financial Statements, Reports and Notices. Each Borrower, and solely to the extent indicated below, the Aggregator Fund, as applicable, shall deliver to the Administrative Agent sufficient copies for each Lender of the following:

(a) Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrowers, audited, unqualified financial statements of such Borrower, including a consolidated balance sheet of such Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations for such fiscal year prepared by independent public accountants of nationally recognized standing;

(b) Quarterly Statements. As soon as available and in any event within sixty (60) days after the end of each of the first, second and third quarters of each fiscal year of such Borrower, an unaudited consolidated balance sheet of such Borrower and its consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations for such quarter and for the portion of such Borrower’s fiscal year ended at the end of such quarter;

(c) Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (a “Compliance Certificate”) of a Responsible Officer of the Borrowers (or Managing Entities thereof, as applicable) substantially in the form of Exhibit H hereto (with blanks appropriately completed in conformity herewith and executed by such Responsible Officer to his or her actual knowledge, and which delivery may, unless the Administrative Agent, or a Lender requests originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes): (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower Parties during the period covered by such Compliance Certificate; (ii) certifying that such financial statements fairly present, in all material respects, the financial condition and the results of operations of the Borrower Parties on the dates and for the periods indicated, on the basis of Generally Accepted Accounting Principles, subject, in the case of interim financial statements, to normally recurring year-end adjustments; (iii) stating whether the Borrower Parties are in compliance with the covenants set forth in Section 9.09, and, if applicable, containing the calculations evidencing such compliance or non-compliance; (iv) [reserved]; (v) stating whether any Event of Default or Default exists on the date of such Compliance Certificate and, if any Event of Default or Default then exists, setting forth the details thereof and the action which the applicable party is taking or propose to take with respect thereto; (vi) setting forth the Unfunded Commitments of all Investors (and specifying separately the Unfunded Commitments of the Included Investors and PWM Investors), and specifying any Returned Capital in respect of any Investor and a calculation of the Available Loan Amount of each Borrower (all as of the end of the relevant period); (vii) listing any Subsequent Investors that have not satisfied the conditions of Section 9.05(d); (viii) a copy of any report provided by any Borrower to Investors in connection with such financial statements (including any information regarding Portfolio Investments of such Borrower) (if applicable); (ix) listing Investors which have been subject to an Exclusion Event; and (x) stating that, based upon information available at the date of such Compliance Certificate, that: (A) the underlying assets of the Borrower Parties do not constitute the assets of an ERISA Investor pursuant to the Plan Asset Regulation or otherwise; or (B) if the underlying assets of a Borrower Party then constitutes the assets of an ERISA Investor pursuant to the Plan Asset Regulation, containing a description of any actions proposed to be taken to remedy such circumstance;

(d) Notices Affecting Available Loan Amount.

(i) To the extent it would result in a mandatory prepayment, promptly and in any event within five (5) Business Days after any Responsible Officer of a Borrower Party obtains actual knowledge of any Exclusion Event or the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event, a notice setting forth each Investor (and the amount of its Capital Commitment) that is the subject of an Exclusion Event and in each case the details thereof;

(ii) Separate reports identifying all Investors in a Borrower (and the amount of such Investor’s Unfunded Commitment) failing to fund their Capital Contributions within (A) ten (10) Business Days of when initially due and (B) twenty (20) days of when initially due, and such reports shall be provided promptly following the occurrence of such tenth (10th) Business Day and twentieth (20th) day after the issuance of a Capital Call;

(iii) Promptly and in any event no later than five (5) Business Days after receipt, copies of any notice of withdrawal from any Investor or request for excuse or exemption from any Investor with respect to any Portfolio Investment or funding any Capital Commitment;

(iv) Each Borrower will, except for Transfers in accordance with Section 9.05, promptly upon receipt thereof, notify the Administrative Agent of any Investor’s desire to transfer (a “Transfer”) all or any portion of its Ownership Interest in such Borrower; and

(v) Promptly after the occurrence thereof, except in accordance with Section 9.05, notice of (i) any cancellation, termination or Transfer of the Unfunded Commitment of any Investor; (ii) any request that an Investor withdraw; (iii) any excuse or exemption by any Investor from funding Capital Contributions; or (iv) any preclusion or requested exclusion of an Investor from a Portfolio Investment;

(e) Borrowing Base Certificate from Borrowers. The Borrowers will provide an updated Borrowing Base Certificate certified by a Responsible Officer of the Borrowers (or the Managing Entities thereof, as applicable) to be true and correct in all material respects in reasonable detail at each of the following times: (i) by the tenth (10th) Business Day of each calendar month (and such Borrowing Base Certificate shall be confirmed by the Aggregator Fund to the Borrowers); (ii) within five (5) Business Days of any change in the Borrowing Base including as a result of an Exclusion Event or Transfer (except for Transfers in accordance with Section 9.05); (iii) pursuant to Section 6.02(d); (iv) pursuant to Section 8.01(h); (v) pursuant to Section 9.05(d)(iv); and (vi) pursuant to Section 9.06;

(f) Borrowing Base Certificate from Aggregator Fund. The Aggregator Fund will (i) provide to the Administrative Agent an updated Borrowing Base Certificate certified by a Responsible Officer of the Aggregator Fund (or the Aggregator Fund Managing Entity, as applicable) to be true and correct in all material respects in reasonable detail at each of the following times: (A) by the tenth (10th) Business Day of each calendar quarter; (B) pursuant to Section 9.05(d)(iv); and (C) pursuant to Section 9.06; and (ii) inform the Borrowers if Capital Contributions are not called on, or returned to, its Investors on a pro rata basis;

(g) Escrow Information. With respect to the information deposited by the Aggregator Fund with the Escrow Agent pursuant to the Credit Agreement and/or the Escrow Agreement during a calendar quarter, the Aggregator Fund will provide the Escrow Agent on a confidential basis updated contact information for PWM Investors not later than the tenth (10th) Business Day after the end of such calendar quarter;

(h) Capital Calls. In order that the Administrative Agent and the other Secured Parties may monitor the Collateral, no Borrower shall issue any Capital Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without delivering to the Administrative Agent (which delivery may be via facsimile, e-mail or other electronic transmission) within three (3) Business Days of delivery of the Capital Call Notices to any Investors in a Borrower, (i) a copy of one (1) Capital Call Notice for an Investor from whom a Capital Contribution is being sought together with a certification of (A) the amount called, (B) the aggregate recallable amount, (C) the due date, (D) the date issued and (E) confirmation that such Capital Call Notice is consistent with the contents of the Capital Notices delivered to each other Investors in connection with such Capital Contribution being sought; and (ii) a Borrowing Base Certificate giving effect to such Capital Calls;

(i) Investor Defaults. The Aggregator Fund will report to the Administrative Agent all Investor Defaults (except as a result of Transfers in accordance with Section 9.05) to the Borrowers by the tenth (10th) Business Day of each calendar month (or within two (2) Business Days of such Investor Default if cumulative Investor Defaults equal two percent (2%) or more of aggregate Capital Commitments in the Aggregator Fund);

(j) ERISA Deliverables.

(i) Unless an Operating Company Opinion has previously been delivered to the Administrative Agent in accordance with this Section 8.01(j), each Fund Party, as applicable, shall deliver to the Administrative Agent an Operating Company Opinion in a form reasonably acceptable to the Administrative Agent on or before the date, if any, that such Fund Party would hold Plan Assets absent qualification as an Operating Company;

(ii) To the extent a Fund Party has previously delivered to the Administrative Agent an Operating Company Opinion pursuant to this Section 8.01(j), by the forty-fifth (45th) day of each Annual Valuation Period as determined for each Fund Party, such Fund Party shall deliver to the Administrative Agent an Operating Company Certificate;

(iii) If a Fund Party does not intend to qualify as an Operating Company in order to avoid holding Plan Assets due to satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions), then at the times a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 8.01(c), such Fund Party shall deliver a No Plan Asset Certificate to the Administrative Agent in lieu of providing an Operating Company Opinion or Operating Company Certificate; and

(iv) No later than three (3) Business Days after a Responsible Officer of a Fund Party obtains knowledge thereof, Fund and/or the Managing Entities shall deliver notice to the Administrative Agent of any funding deficiency with respect to any Plan of a Fund;

(k) Reporting Relating to Investors. Promptly upon receipt thereof by any Borrower or its Managing Entity (or, to the extent such information and correspondence is not duplicative of the same provided by any Borrower or its Managing Entity, by the Aggregator Fund or the Aggregator Fund Managing Entity, as applicable, by the tenth (10th) Business Day of the full calendar month following receipt by the Aggregator Fund) (or within two (2) Business Days of an Investor Default if cumulative Investor Defaults equal two percent (2%) or more of aggregate Capital Commitments in the Aggregator Fund), copies of all material information and other material correspondence received by any Fund and/or any Fund’s Managing Entity from the Investors (redacted as necessary to preserve the anonymity of the Investors), including, without limitation, notices of default, material notices relating in any way to an Investor’s funding obligation and any notice containing any reference to misconduct of any Fund or any Fund’s Managing Entity (and, for the avoidance of doubt, material information and other material correspondence shall not include financial statements of Investors);

(l) Other Reporting. Promptly following delivery by any Borrower or its Managing Entity (or, to the extent such material matters are not duplicative of the same provided by any Borrower (or the Managing Entity thereof) or the Aggregator Fund (or the Aggregator Fund Managing Entity), as applicable, by the tenth (10th) Business Day of the full calendar month following delivery by the Aggregator Fund) (or within two (2) Business Days of an Investor Default if cumulative Investor Defaults equal two percent (2%) or more of aggregate Capital Commitments in the Aggregator Fund), copies of all other financial statements, appraisal reports, material notices, and other material matters at any time or from time to time prepared by a Fund and/or its Managing Entity and furnished to such Fund’s Investors, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements, the Governing Agreements or the Constituent Documents of a Fund, any material notices relating in any way to any Investor’s Capital Commitment, and any notice relating in any way to the misconduct of a Fund or its Managing Entity; provided, however, such information shall not include materials provided to specific Investors not material hereto or tax returns of any Fund Party;

(m) Notice of Certain Changes to Beneficial Ownership Certification. With respect to any Borrower or its Managing Entity that is a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower or Managing Entity shall promptly give notice to the Lenders of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certification; and

(n) Exchange Listing. Not later than forty-five (45) days prior to any potential Exchange Listing of any Borrower Party, such Borrower Party shall provide written notice to the Administrative Agent of such potential Exchange Listing, which notice shall specify a date (which date shall be not earlier than forty-five (45) days after the date of such notice) on which such Exchange Listing is reasonably expected to become effective.

8.02. Payment of Taxes. Each Borrower Party will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure to do so would have a Material Adverse Effect; provided, however, that no Borrower Party shall be required to pay any such tax, assessment, charge or levy if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

8.03. Maintenance of Existence and Rights. Each Fund Party and each Managing Entity will preserve and maintain its existence. Each Fund Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to have a Material Adverse Effect.

8.04. Notice of Default. Each Fund Party and each Managing Entity of such Fund Party will furnish to the Administrative Agent, promptly upon the actual knowledge of a Responsible Officer of any Fund Party (or the Managing Entity thereof, as applicable) of the existence of any condition or event which constitutes an Event of Default or a Default (including notice from the Investors of a Fund under the applicable Governing Agreement or otherwise that the Investors of such Fund intend to seek the removal of the applicable Managing Entity as Managing Entity of such Fund), a written notice specifying the nature and period of existence thereof and the action which the Fund Parties or the Managing Entities are taking or propose to take with respect thereto; provided that, the obligations of the Aggregator Fund and the Aggregator Fund Managing Entity under this Section 8.04 shall be applicable only with respect to any Event of Default or Default relating to the Aggregator Fund, the Aggregator Fund Managing Entity or the Investors of the Aggregator Fund.

8.05. Other Notices. Each Borrower Party or its Managing Entity will, promptly upon the actual knowledge of a Responsible Officer of any Borrower Party or its Managing Entity thereof, notify the Administrative Agent of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of such Borrower Party or its Managing Entity; (b) any default under any material agreement, contract, or other instrument to which such Borrower Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by such Borrower Party; (c) any material uninsured claim against or affecting such Borrower Party or any of its properties; (d) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Borrower Party; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of such Borrower Party; (g) any material remedial action taken by any Borrower Party in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (h) the listing of any of such Borrower Party’s Properties on SEMS to the extent that such Borrower Party obtains knowledge of such listing.

8.06. Compliance with Governing Agreements. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), each Fund Party and each Managing Entity will promptly comply in all material respects with any and all covenants and provisions of its Constituent Documents. Each Fund will use the proceeds of any Capital Call Notices only for such purposes as are permitted by its Constituent Documents.

8.07. Books and Records; Access. Each Borrower Party upon reasonable notice to such Borrower Party and at reasonable intervals will give any representative of the Administrative Agent access during all business hours to, and permit their representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower Party and relating to its affairs, and to inspect any of the properties of such Borrower Party, subject to compliance with Section 12.18.

8.08. Compliance with Law. Each Fund Party and each Managing Entity will comply in all material respects with all laws, rules, regulations and all orders of any Governmental Authority, including Environmental Laws and ERISA, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

8.09. Insurance. Each Borrower Party will maintain insurance of such types (if any) and amounts, as are consistent with customary practices and standards of the industry in which they operate, except to the extent and the failure of which to maintain such insurance would not result in a Material Adverse Effect.

8.10. Authorizations and Approvals. Each Fund Party and each Managing Entity will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Fund Party and such Managing Entity to comply in all material respects with their respective obligations hereunder and under the other Loan Documents, the Subscription Agreements and their respective Constituent Documents.

8.11. Maintenance of Liens. Each Fund Party and each Managing Entity shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent, for the benefit of the Secured Parties, to report, file, and record every instrument that the Administrative Agent may deem necessary in its reasonable judgment in order to perfect and maintain the Administrative Agent’s liens and security interests in the Collateral, and otherwise to preserve and protect the rights of Secured Parties in respect of the Loan Documents or the transactions contemplated thereby.

8.12. Further Assurances. Each Borrower Party and each Managing Entity will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements or other assurances, and take any and all such other action, as the Administrative Agent may, from time to time, reasonably deem necessary in connection with this Credit Agreement or any of the other Loan Documents or the obligations of the Borrower Parties hereunder or thereunder, for better assuring and confirming unto the Administrative Agent, for the benefit of the Secured Parties, all or any part of the security for any of such obligations anticipated herein.

8.13. Reserved.

8.14. Solvency. The Borrowers (taken as a whole) shall be Solvent.

8.15. Anti-Corruption and OFAC Policies and Procedures. No Fund Party or any Subsidiary thereof, nor any of their respective joint ventures, directors, or officers nor, to the knowledge of any Fund Party, any Affiliates, any employees or Persons acting on any of their behalf is a Sanctioned Person. Each Fund Party shall maintain (or be subject to) policies and procedures designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, and applicable Sanctions. To the Fund Parties’ knowledge, after making such inquiries as are reasonably consistent with industry practice, no Investor’s funds used in connection with funding its Capital Calls are derived from illegal activities.

8.16. Covenants of Qualified Borrowers. The covenants and agreements of the Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Promissory Note by such Qualified Borrower.

8.17. Post-Closing Covenant. On or before the 60th day following the Closing Date (or such longer time as the Administrative Agent may agree in its reasonable discretion), the Aggregator Fund shall deliver to the Administrative Agent:

(a) with respect to each of the PWM Investors of the Aggregator Fund, (i) a copy of the related Subscription Agreement of such Investor shall be delivered to the Escrow Agent for the benefit of the Administrative Agent; (ii) the Aggregator Fund shall deliver a certificate to the Administrative Agent certifying that true, correct and complete copies of such documents have been delivered to the Escrow Agent; and (iii) the Escrow Agent shall deliver a duly executed receipt acknowledging custody of such documents and confirm receipt of all contact information for each PWM Investor;

(b) with respect to each Institutional Investor of the Aggregator Fund, a copy of the related Subscription Agreement and Side Letter of such Investor (and the Administrative Agent shall have reviewed and confirmed acceptance of such Subscription Agreements and Side Letters); and

(c) an Escrow Agreement duly executed and delivered by the Escrow Agent, the Aggregator Fund, the Aggregator Fund Managing Entity and the Administrative Agent.

8.18. Status of RIC and BDC. The Initial Borrower shall elect RIC treatment in the 2023 taxable year upon filing the necessary taxes in 2024. Upon electing RIC treatment, the Initial Borrower shall at all times maintain its status as a RIC under the Internal Revenue Code, and as a “business development company” under the Investment Company Act.

9. NEGATIVE COVENANTS. So long as the Lenders have any Commitment to lend hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent indemnities), (a) the Borrower Parties and their Managing Entities, as applicable, and (b) solely as set forth in the Security Agreement of the Aggregator Fund and the Aggregator Fund Managing Entity, the Aggregator Fund and the Aggregator Fund Managing Entity, each agrees as to itself that, without the written consent of the Administrative Agent, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of Lenders is expressly permitted below):

9.01. Mergers; Dissolution. No Fund Party will merge or consolidate with or into any Person, unless such Fund Party is the surviving entity, nor shall any Managing Entity merge or consolidate with or into any Person that is not a direct or indirect Subsidiary of Goldman Sachs, unless such Managing Entity is the surviving entity; provided, however, that if any such merger involves two or more Fund Parties and/or any Managing Entity, such merger shall not be consummated without prior confirmation from the Administrative Agent that its Liens in the Collateral, after giving effect to such merger, have been preserved, or receipt by the Administrative Agent of documentation it reasonably requires to so preserve such Liens. Neither any Fund Party nor any Managing Entity will take any action to dissolve, terminate, wind up, liquidate, merge or consolidate such Fund Party or such Managing Entity, including any action to sell or dispose of in a single transaction or series of related transactions all or substantially all of the property of such Fund Party or such Managing Entity.

9.02. Negative Pledge. Without the approval of all Lenders, no Fund nor any Managing Entity will create or suffer to exist any Lien upon the Collateral, other than (i) Permitted Liens, and (ii) a first priority security interest in and upon the Collateral ultimately to the Administrative Agent, for the benefit of the Secured Parties. For the avoidance of doubt, Portfolio Investments are not part of the Collateral, and the Fund Parties are not restricted hereby from granting Liens thereon.

9.03. Fiscal Year and Accounting Method. Without the prior notice to the Administrative Agent, no Borrower Party will change its fiscal year or change in any material respect its method of accounting other than in accordance with the terms of the applicable Governing Agreement.

9.04. Constituent Documents.

(a) Material Amendments. Without the prior written consent of the Administrative Agent consistent with this Section 9.04, no Fund shall alter, amend, modify, restate, terminate, or change any provision of its Constituent Documents affecting the Investors’ debts, duties, obligations, and liabilities, and the rights, titles, security interests, liens, powers and privileges of any Fund, any Managing Entity, the Administrative Agent or the other Secured Parties, in each case relating to Capital Call Notices, Capital Commitments, Capital Contributions or Unfunded Commitments, in each case in any way that materially and adversely affects the rights of the Administrative Agent or the other Secured Parties (each a “material amendment”). With respect to any proposed amendment, modification or change to any Constituent Document (including, for avoidance of doubt, pursuant to any Side Letter), the applicable Fund shall notify the Administrative Agent of such proposal prior to the entry into such amendment, modification or change. The Administrative Agent shall determine, in its sole discretion, whether such proposed amendment, modification or change to such Constituent Document is a material amendment, and shall notify the applicable Fund of its determination within five (5) Business Days of the date on which it is deemed to have received such notification pursuant to Section 12.07. If the Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders and the Administrative Agent, in their reasonable discretion, will be required (unless the approval of all Lenders is required consistent with the terms of Section 12.01), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by the applicable Fund, and the Lenders shall be required to respond to such requests within five (5) Business Days of such notice. If the Administrative Agent determines that the proposed amendment is not a material amendment, the applicable Fund may make such amendment without the consent of the Lenders. Notwithstanding the foregoing, without the consent of the Administrative Agent or any of the Lenders, the applicable Fund may amend its Constituent Documents: (i) to admit new Investors and subject to Sections 9.05 and 9.06, allow Investors to withdraw or reduce or terminate their interests in or Capital Commitments to such Fund to the extent otherwise permitted by this Credit Agreement; and (ii) to reflect transfers of interests of Investors otherwise permitted by this Credit Agreement.

(b) Investor Side Letters. No Institutional Investor, Fund or Managing Entity shall enter into a Side Letter with any Investor after the Closing Date, except as approved by the Administrative Agent in its sole discretion.

9.05. Transfer by, or Admission of, Investors.

(a) Transfers. Other than with respect to a Replacement Action, no Fund shall permit the Transfer of the Ownership Interest of any Investor in its Borrowing Base without the prior written consent of the Administrative Agent, acting alone, which shall not be unreasonably withheld or delayed. No Borrower shall permit the Transfer of the Ownership Interest of its Investors without the prior written consent of the Administrative Agent, acting alone, which shall not be unreasonably withheld or delayed.

(b) Replacement Actions. An existing Included Investor or PWM Investor may (i) be replaced by a new or existing PWM Investor or Institutional Investor (provided that, with respect to any such replacement, the aggregate Capital Commitments shall not decrease as a result thereof) or (ii) transfer a portion of its Capital Commitment to a new or existing PWM Investor or Institutional Investor (such action as described in clause (i) or (ii), a “Replacement Action”); provided, however, that (A) the Transfer of Capital Commitments of a PWM Investor to another PWM Investor shall not require the consent of the Administrative Agent or the Lenders and (B) solely with respect to the Transfer of Capital Commitments in an aggregate amount (taken together with all other Capital Commitments transferred or allocated pursuant to this clause (b)(ii)(B) on or prior to any date of determination) not in excess of ten percent (10%) of the aggregate Capital Commitments outstanding on such date of determination, the Transfer of the Capital Commitment of an Institutional Investor to another Institutional Investor shall not require the consent of the Administrative Agent or the Lenders unless, in each case, a Mandatory Prepayment Event would exist after giving effect to such Transfer.

(c) Admission of New Investors.

(i) Other than with respect to a Replacement Action (so long as the representation set forth in Section 7.26 is true and correct (after giving effect to such Replacement Action)), no Fund shall admit any additional Institutional Investor without the prior written consent of the Administrative Agent, acting alone, which shall not be unreasonably withheld or delayed.

(ii) So long as at the time of admission the representations and warranties in Section 7.26 are true and correct, any Fund may admit any additional PWM Investor without the prior written consent of the Administrative Agent, and, upon the delivery to the Escrow Agent of the Subscription Agreement of such PWM Investor containing on a confidential basis contact information for such PWM Investor and the certification by the Escrow Agent to the Administrative Agent, in a manner reasonably acceptable thereto, that it has custody of such documentation, the Capital Commitments of such PWM Investor shall be included in the applicable Borrower’s Borrowing Base; provided that, any PWM Investor that has entered into a Side Letter with such Fund (other than any PWM Investor being admitted in connection with a Replacement Action) shall require the prior written consent of the Administrative Agent, acting alone, which shall not be unreasonably withheld or delayed, prior to being admitted to such Fund.

(d) Documentation Requirements.

(i) With respect to any Replacement Action with an Institutional Investor transferee, the Subscription Agreement (or, if applicable, supplement thereto, transfer agreement or other confirmation reasonably acceptable to the Administrative Agent signed by such Institutional Investor evidencing its increased Capital Commitment) of the applicable Institutional Investor(s) and all related transfer documentation shall be delivered to the Administrative Agent (together with, as applicable, any Side Letter of such Institutional Investor) within twenty (20) days of the effective date of such Replacement Action (the “Institutional Investor Delivery Requirement”). During such twenty (20) day period, the applicable Fund shall provide information available to it (which is not prohibited to be disclosed pursuant to confidentiality obligations), and the Administrative Agent and each Lender will promptly determine whether or not such Institutional Investor (and all or a portion of its Capital Commitment) is an Included Investor in accordance with clause (a) of the definition of “Included Investor” (which shall be subject to, among other things, specific credit approval) (a “Final Inclusion Determination”).

(ii) With respect to a Replacement Action with a PWM Investor transferee, the Subscription Agreement (or, if applicable, supplement thereto, transfer agreement or other confirmation reasonably acceptable to the Administrative Agent signed by such PWM Investor evidencing its increased Capital Commitment) of the applicable PWM Investor(s) containing on a confidential basis contact information for such PWM Investor and all related transfer documentation evidencing such Replacement Action (together with, if applicable, any Side Letter of such PWM Investor) shall be delivered to the Escrow Agent within twenty (20) days of the effective date of such Replacement Action and the Escrow Agent shall certify to the Administrative Agent, in a manner reasonably acceptable thereto, within thirty (30) days of the effective date of such Replacement Action, that it has custody of such documentation (with respect to any such Replacement Action, the “PWM 20/30 Delivery Requirement”); provided that, such PWM Investor transferee shall automatically be included in the applicable Borrower’s Borrowing Base during such thirty (30) day period with respect to the transferred Capital Commitment.

(iii) Subject to clauses (i) and (ii) above which shall govern with respect to Transfers and Replacement Actions, no Fund shall approve, permit or otherwise give effect to any Person becoming a substitute or new Investor (whether due to a transfer by an existing Investor or otherwise) (a “Subsequent Investor”) without first providing to the Administrative Agent such documentation described in Section 6.01(m) and, if applicable, all related transfer documentation (for the avoidance of doubt, admission of such Person as an Included Investor or PWM Investor shall be conditioned upon the receipt by the Administrative Agent of such documentation except as otherwise provided with respect to a Replacement Action).

(iv) In the event any Person is admitted as an additional or substitute Investor to any Fund, the applicable Fund will promptly deliver to the Administrative Agent an updated Borrowing Base Certificate, containing the names of each Included Investor, the identity of each PWM Investor by number only and the Capital Commitments of each Investor.

(e) Funding Requirements. Prior to the effectiveness of any Transfer by an Investor to any Fund or any cancellation, suspension, reduction, excuse, reallocation, deferral or abatement relating to funding of Capital Commitments as permitted by and described in Section 9.06, the Borrowers shall calculate whether, taking into account the Capital Commitments of the Investors as if such Transfer or other event permitted pursuant to Section 9.06 had occurred, the Transfer or other event permitted pursuant to Section 9.06 would cause a Mandatory Prepayment Event, and the Funds and their Managing Entities, as applicable, shall make Capital Calls if and to the extent necessary to pay and shall pay the applicable Mandatory Prepayment Amount prior to permitting such event.

9.06. Capital Commitments. No Fund nor any Managing Entity shall: (a) without the prior written consent of the Administrative Agent and all Lenders, cancel, suspend, reduce, excuse, reallocate, defer or abate the Capital Commitment of any Investor (except in the case of (x) the release of the Capital Commitment of transferors of interests in such Fund in connection with transfers between Investors permitted (or consented to) under this Credit Agreement, or (y) one or more Investors with aggregate Capital Commitments not to exceed three percent (3%) of the aggregate Capital Commitments of all Investors; provided that, an updated Borrowing Base Certificate is provided prior to such action and compliance with the requirements applicable to any resulting Mandatory Prepayment Event); and (b) without the prior written approval of the Administrative Agent and all Lenders: (i) issue any Capital Call Notices other than as contemplated by Section 8.01(h); and (ii) excuse any Investor from or permit any Investor to defer any Capital Contribution, if the proceeds from the related Capital Call Notice are to be applied to the Obligations hereunder. No Investor is permitted to withdraw its interest in a Fund except in accordance with the terms of the applicable Governing Agreement.

9.07. ERISA Compliance. No Fund Party shall establish or maintain any Plan. Without the approval of all Lenders, no Fund Party will take any action that would cause its underlying assets to otherwise constitute the assets of an ERISA Investor or Governmental Plan Investor.

9.08. Limitations on Dividends and Distributions.

(a) No Borrower Party shall declare or pay any dividends or distributions on its outstanding equity interests except as permitted under its Constituent Documents; and

(b) To the extent there are any Obligations outstanding, no Borrower Party shall declare or pay any dividends or distributions on its outstanding equity interests if: (i) any Event of Default exists; (ii) a Responsible Officer thereof is aware that a Default exists under Section 10.01(a), 10.01(g) or 10.01(h); or (iii) a Mandatory Prepayment Event exists or results therefrom; provided that, from and after the date on which any Borrower Party qualifies as a RIC, (x) such Borrower Party may declare and pay dividends and distributions in either case in cash or other property in or with respect to any taxable year of such Borrower Party (or any calendar year, as relevant) in amounts not to exceed the higher of the amount that is estimated by such Borrower Party in good faith to be required by such Borrower Party to be distributed to: (i) allow such Borrower Party to satisfy the minimum distribution requirements imposed by Section 852(a) of the Internal Revenue Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero (0) for any such taxable year its liability for federal income taxes imposed on, (y) its investment company taxable income pursuant to Section 852(b)(1) of the Internal Revenue Code (or any successor thereto) or (z) its net capital gain pursuant to Section 852(b)(3) of the Internal Revenue Code (or any successor thereto), and (iii) reduce to zero (0) its liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Internal Revenue Code (or any successor thereto).

9.09. Limitation on Debt. (a) No Fund shall incur any Indebtedness (including the Obligations) in excess of the limitations on Indebtedness contained in its Governing Agreement as in effect on the Closing Date (or as amended in accordance with Section 9.04) (without the approval of the applicable advisory committee described therein); (b) no Fund Party shall otherwise incur any Indebtedness to the extent it would violate its respective Constituent Documents; and (c) except as permitted in Section 9.02, no Fund Party may incur any Indebtedness secured by the Collateral. Notwithstanding anything to the contrary, this Credit Agreement and the other Loan Documents shall permit (i) accrued management, incentive and other fees, (ii) obligations under Swap Contracts not entered into for speculative purposes, (iii) commitments to purchase or make Portfolio Investments and any commitment or incurrence of any deferred purchase or acquisition price in connection with, Portfolio Investments and (iv) Guaranty Obligations incurred under or arising in connection with Portfolio Investments.

9.10. Limitation on Managing Entities. No Managing Entity of a Borrower shall create or suffer to exist any Lien (other than Permitted Liens) upon its respective Ownership Interest in any Borrower, nor shall any Managing Entity of a Borrower engage in any material activities or operate any other business other than in connection with serving as Managing Entity of the applicable Borrower.

9.11. Sanctions. No Fund Party will, directly or indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any country or territory, that, at the time of such funding, is a Designated Jurisdiction, or (ii) in any other manner that would result in such Fund Party or any Lender being in breach of any Sanctions or becoming a Sanctioned Person.

9.12. Reinvestments. No Fund shall reinvest current cash flow from Portfolio Investments and/or net proceeds from Portfolio Investment dispositions into another Portfolio Investment (other than cash or cash equivalents) if such reinvestment would reduce the Unfunded Commitment of any Investor and cause a Mandatory Prepayment Event, unless with respect to this Section 9.12, prior to such reinvestment, the Borrowers shall make any prepayment required as a result of a resulting Mandatory Prepayment Event.

10. EVENTS OF DEFAULT.

10.01. Events of Default. An “Event of Default” shall exist if any one or more of the following events shall occur and be continuing:

(a) the Borrower Parties shall fail to pay when due: (i) any principal of the Obligations; or (ii) any interest on the Obligations and such failure under this clause (ii) shall continue for three (3) Business Days thereafter; or (iii) any fee, expense or other payment (to the extent any such amount is not the subject of a reasonable good faith unresolved dispute) required hereunder and such failure under this clause (iii) shall continue for three (3) Business Days after written notice thereof has been given by the Administrative Agent to the Borrower Parties (except for the failure to pay its Obligations in full on the Maturity Date, for which no notice shall be required);

(b) any representation or warranty made by any Fund Party or any Managing Entity under this Credit Agreement or any of the other Loan Documents, reports or notices executed by any of them, or in any certificate or statement furnished or made to the Lenders or any of them by a Fund Party or a Managing Entity pursuant hereto or in connection herewith or with the Loans, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of (i) written notice thereof has been given by the Administrative Agent to the applicable Fund and (ii) knowledge thereof by a Responsible Officer of a Borrower Party or its Managing Entity;

(c) default shall occur in the performance of any of the covenants or agreements contained herein (other than the covenants contained in Section 3.05, Section 5, Section 8.17 and Section 9), or of the covenants or agreements of a Fund Party or a Managing Entity contained in any other Loan Documents executed by such Person, and such default shall continue uncured to the reasonable satisfaction of the Administrative Agent for a period of fifteen (15) Business Days after the earlier of (i) written notice thereof has been given by the Administrative Agent to the applicable Fund and (ii) knowledge thereof by a Responsible Officer of a Borrower Party or its Managing Entity;

(d) default shall occur in the performance of (i) the covenants and agreements of any Fund Party contained in Section 3.05, Section 5 and Section 9 or equivalent provisions of any other Loan Document executed by such Fund Party or (ii) Section 8.17;

(e) other than (i) in compliance with the provisions of this Credit Agreement, or (ii) as a result of any action or inaction by the Administrative Agent or other Secured Party, any of the Loan Documents executed by a Fund Party or a Managing Entity shall cease, in whole or in material part, to be legal, valid, binding agreements enforceable (subject to Debtor Relief Laws and equitable principles) against such Fund Party or such Managing Entity in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, except any release or termination pursuant to the terms of such Loan Document; provided that, if any of the events set forth in the foregoing in this clause (e) occurs as a result of a change in any applicable Laws, the Fund Parties shall have thirty (30) days from the date thereof to cure a default arising under this clause (e) to the reasonable satisfaction of the Administrative Agent;

(f) default shall occur in the payment of any recourse Indebtedness of any Borrower Party (other than the Obligations) in an aggregate amount greater than or equal to $15,000,000, and such default shall continue after receipt of any applicable notice for more than the applicable period of grace, if any;

(g) any Fund Party or any Managing Entity shall: (i) apply for or consent to the appointment of a receiver, administrator, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization, liquidation, winding up, dissolution or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, liquidation, dissolution or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing or dissolution;

(h) the commencement of any proceeding under any Debtor Relief Laws relating to any Fund Party or any Managing Entity or all or any material part of its respective property is instituted without the consent of such Person and continues undismissed or unstayed for a period of sixty (60) days; or an order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization, dissolution or liquidation of any Fund Party or any Managing Entity or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity of such Person or of all or substantially all of its assets;

(i) any: (i) final judgments or orders for the payment of money against any Borrower Party or any Managing Entity of any Borrower Party in an aggregate amount (as to all such judgments or orders) exceeding $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) non-monetary final judgments against any Borrower Party or any Managing Entity of any Borrower Party that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(j) the applicable Managing Entity shall cease to be the sole Managing Entity of the applicable Fund, or the applicable Managing Entity shall be removed as the Managing Entity of the applicable Fund, (in each case in this clause (j) unless there is a replacement general partner or manager, as applicable, that does not trigger a Change of Control);

(k) the Managing Entity of any Borrower shall repudiate, challenge, or declare unenforceable its obligation to make contributions to the capital of the applicable Borrower pursuant to its Capital Commitments or shall otherwise disaffirm the provisions of the applicable Governing Agreement;

(l) (i) after the Closing Date, at any time (such time being referred to as a “determination time”) three (3) or more non-affiliated Investors of the Aggregator Fund included in the Borrowers’ combined Borrowing Base having Capital Commitments constituting twelve percent (12%) or greater of the aggregate Capital Commitments of all Investors of the Aggregator Fund included in the Borrowers’ combined Borrowing Base continue to be in default at such determination time on their respective obligations to pay Capital Calls if such payments had not been made within thirty (30) days of the dates the respective corresponding Capital Calls were due (following the expiration of any applicable notice or cure period under the relevant Governing Agreement in respect thereof) or (ii) after the Closing Date, at any determination time Investors of the Aggregator Fund having Capital Commitments constituting twenty percent (20%) or greater of the aggregate Capital Commitments of all Investors of the Aggregator Fund continue to be in default at such determination time on their respective obligations to pay Capital Calls if such payments had not been made within thirty (30) days of the dates the respective corresponding Capital Calls were due (following the expiration of any applicable notice or cure period under the relevant Governing Agreement in respect thereof);

(m) any event which would suspend or terminate the right of a Fund or its Managing Entity to issue Capital Calls shall have occurred;

(n) a Change of Control shall have occurred;

(o) the Borrowing Base Deficit is greater than zero (0) and is not eliminated within the Required Payment Time;

(p) on any date of determination after thirty percent (30%) of the aggregate Capital Commitments of Investors in the Borrowers have been invested, (i) the sum of (A) the value of Portfolio Investments held by Funds and their Subsidiaries, as reported in the most recently delivered financial statements delivered pursuant to Section 8.01(a) or (b), plus (B) the aggregate amount of dividends and distributions made to Investors in the Borrowers (including to the Aggregator Fund) on or prior to such date of determination, divided by (ii) the aggregate amount of Capital Contributions of Investors made to the Borrowers on or prior to such date of determination, is less than fifty percent (50%);

(q) Goldman Sachs or the Managing Entity of any Borrower or the Aggregator Fund shall fail to make any Capital Contribution within five (5) Business Days of the date when due;

(r) an event shall occur that causes the dissolution or liquidation of any Fund Party or any Managing Entity;

(s) the occurrence of any event which results in a Material Adverse Effect on the Funds and their Subsidiaries, taken as a whole;

(t) the Investors holding at least fifty percent (50%) of the aggregate Capital Commitments vote to dissolve any Fund pursuant to the applicable Governing Agreement (or otherwise thereunder) or any Managing Entity provides notice of dissolution to the Investors pursuant to the applicable Governing Agreement (or otherwise thereunder);

(u) a Mandatory Prepayment Event shall have occurred and a Fund shall fail to cure such Mandatory Prepayment Event within the Required Payment Time;

(v) a Fund Party pays a dividend or makes a distribution with respect to its equity interests to Investors at a time a Mandatory Prepayment Event exists or that results in a Mandatory Prepayment Event and, in each case, such Mandatory Prepayment Event is not simultaneously cured; or

(w) any of (i) any Person that succeeds to the business of The Goldman Sachs Group, Inc. (or any successor to its business), Goldman Sachs & Co. LLC, or Goldman Sachs Asset Management, LP, (ii) The Goldman Sachs Group, Inc. or any of its affiliates, (iii) any Person of which at least fifty percent (50%) of the voting securities or ownership interests is owned, directly or indirectly, by (1) The Goldman Sachs Group, Inc., (2) any Person, the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or (3) any Person described in the foregoing clause (i), shall be unable to serve as an investment advisor of the Aggregator Fund under any applicable Law.

10.02. Remedies Upon Event of Default. Subject to Section 10.06, if an Event of Default shall have occurred and be continuing, then the Administrative Agent may, and, upon the direction of the Required Lenders, shall: (a) suspend the Commitments of the Lenders until such Event of Default is cured; (b) terminate the Commitment of the Lenders hereunder; (c) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Borrower Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) cause the Managing Entities to notify the Investors to make Capital Calls in an amount equal to the Obligations as contemplated in Section 10.03; (e) subject to Section 10.03, exercise any right, privilege, or power set forth in the Loan Documents, including, but not limited to, the initiation of Capital Call Notices of the Capital Commitments (except to the extent a non-exempt “prohibited transaction” under ERISA would result therefrom); (f) subject to Section 10.03, notify any or all parties obligated to a Borrower with respect to the Capital Commitments to make all payments due or to become due thereon to the Collateral Accounts or directly to the Administrative Agent, on behalf of Secured Parties, at a different account number; or (g) subject to Section 10.03, without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the other Secured Parties’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement (except to the extent a non-exempt “prohibited transaction” under ERISA would result therefrom); provided, however, that if any Event of Default specified in Section 10.01(g) or Section 10.01(h) shall occur, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Borrower Party hereby expressly waives.

10.03. Curing an Event of Default by Investor Capital Call; Loan Limits to Liability.

Subject to Section 10.06:

(a) Upon the occurrence and during the continuance of an Event of Default that can be cured by the making of Capital Calls, notwithstanding anything to the contrary, none of the Administrative Agent, any Lender or other Secured Party may exercise any remedy to which it may be otherwise entitled under this Credit Agreement, any of the other Loan Documents or at law or in equity with respect to such Event of Default unless the Administrative Agent shall have given the Fund Parties five (5) Business Days written notice of its intention to exercise such remedies (provided that, no such notice is required to the extent the Event of Default arises from the failure of the Fund Parties to make a Capital Call or make a payment following a Capital Call), in each case, required pursuant to the terms of the Loan Documents. If, at any time prior to or during such five (5) Business Day notice period, the Fund Parties shall make a Capital Call on the Unfunded Commitments of the Investors sufficient (together with amounts on deposit in or credited to the Collateral Accounts) to cure each such Event of Default, then the Administrative Agent, the Lenders and other Secured Parties may not exercise any such remedy until the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Day notice period; provided that, nothing in this Section 10.03(a) shall prohibit the Administrative Agent, any Lender or other Secured Party asserting exclusive control of the Collateral Accounts or taking any such actions as may be required to protect their rights in a bankruptcy proceeding; provided, however, that to the extent that (A) the Fund Parties do not make such Capital Call or (B) the application of the proceeds of any such Capital Call are not sufficient (together with amounts on deposit in or credited to the Collateral Accounts) to cure such Event of Default, then, so long as such Event of Default shall be continuing, the Fund Parties shall, if they did not originally issue a Capital Call, issue a Capital Call in an amount sufficient (together with amounts on deposit in or credited to the Collateral Accounts) to repay the Obligations.

(b) Following the occurrence and during the continuance of an Event of Default, none of the Administrative Agent, any Lender and any other Secured Party shall, notwithstanding anything to the contrary, (i) issue Capital Calls to any Investor or take any action against any Investor to enforce its rights under this Credit Agreement or any other Loan Documents, (ii) issue the Administrative Agent Release Notice (as defined in the

Escrow Agreement) or (iii) institute legal, equitable or other proceedings against any Fund Party, any Investor, or any Affiliate thereof the purpose of which is to prevent the Fund Parties from curing the applicable Event of Default (by issuing funding notices or otherwise) as contemplated by this Section 10.03(b), unless (x) the Administrative Agent shall have given the Fund Parties five (5) Business Days’ written notice of its intention to exercise such remedies and (y) at any time prior to or during such five (5) Business Day notice period, either (A) the Fund Parties shall not have made a Capital Call on the Investors in accordance with the terms of the Constituent Documents or the applicable Subscription Agreements and this Credit Agreement, sufficient, together with amounts on deposit in or credited to the Collateral Accounts, to repay the outstanding Obligations in full (a “Full Repayment Capital Call”), or (B) the Fund Parties shall have made a Full Repayment Capital Call, but shall not have repaid all the outstanding Obligations on or prior to the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Days’ notice period.

(c) In the event that the Administrative Agent elects to notify the Investors to make Capital Contributions in respect of their Unfunded Commitments, then the Administrative Agent shall not request any individual Investor to fund an amount exceeding such Investor’s pro-rata share of the Obligations (based on the proportion of such Investor’s Unfunded Commitment to the aggregate Unfunded Commitments of all Investors other than Defaulting Investors) without first making best efforts (consistent with the terms of the Constituent Documents and applicable Law) to issue a Capital Call (which may be issued by the applicable Managing Entity or the Administrative Agent) to each Investor for its pro-rata share of the Obligations and waiting thirty (30) calendar days following such Capital Call prior to initiating further remedies.

(d) None of the Administrative Agent, any Lender or any other Secured Party shall be entitled to take any action against any Investor that is an ERISA Investor or a Plan (other than (i) issuing Capital Call Notices in the name of any Fund Party or any Managing Entity or (ii) applying funds paid by such ERISA Investor or Plan into the applicable Capital Contribution Accounts (which shall remain in the name of the related Fund) to the payment of the Obligations), under the applicable Governing Agreement or Subscription Agreement, as applicable, to the extent it has knowledge that a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) would arise therefrom.

10.04. Performance by Administrative Agent. Should any Fund Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may (subject to Section 10.03), but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, each Borrower Party shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at the Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither any Agent nor any of the other Secured Parties assume any liability or responsibility for the performance of any duties of any Borrower Party, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Borrower Party, or any related Person, nor by any such action shall any Agent or Secured Parties be deemed to create a partnership arrangement with any Borrower Party or any related Person.

10.05. Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 10.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 4) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

10.06. Limitation on Remedies against Aggregator Fund. Notwithstanding anything to the contrary in this Credit Agreement (including, without limitation, this Section 10) or any of the other Loan Documents, at any time that any Event of Default has occurred and is continuing, (a) no Secured Party shall be permitted to exercise any remedy under any Aggregator Fund Loan Document (or otherwise whether at law or in equity against the Aggregator Fund or any Investor therein) unless such Secured Party has first exercised remedies under, and in accordance with the terms of, the other Loan Documents and such Event of Default is still continuing, and (b) prior to the time on which the Obligations have become immediately due and payable as set forth in Section 10.02, no Secured Party shall be permitted to exercise any remedy under any Aggregator Fund Loan Document (or otherwise whether at law or in equity against the Aggregator Fund or any Investor therein) unless such Event of Default can be cured by the making of Capital Calls (in which case such Secured Party shall be required to comply with the terms of Section 10.03 with respect to such Event of Default).

11. ADMINISTRATIVE AGENT.

11.01. Appointment and Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) hereby irrevocably appoints each Agent to act on its behalf hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of Agents and the Lenders and no Fund Party shall have rights as a third-party beneficiary of any of (or obligations under) such provisions.

11.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Fund Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose any Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, shall it be liable for the failure to disclose, any information relating to the Fund Parties or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.01); or (ii) in the absence of bad faith, gross negligence or willful misconduct of such Agent (or any Related Parties of such Agent), as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless and until notice describing the same is given to such Agent by the Borrowers or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, notice or financial statement; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to it.

11.04. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Fund Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

11.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 11.05 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

11.06. Resignation of Agent. Any Agent may at any time give notice of its resignation to the Lenders and the Borrower Parties. Upon receipt of any such notice of resignation from the Administrative Agent, the Required Lenders shall have the right, with the consent of the Borrowers (which consent shall not be unreasonably withheld, delayed or conditioned and except that consent of the Borrowers shall not be required during the continuance of any Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, if the Administrative Agent shall notify the Borrower Parties and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and: (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 11.06. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.06). The fees payable by the Borrower Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Parties and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 11.06 and Section 12.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

11.07. Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger or other titled parties listed on the cover page hereof shall not have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

11.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Fund Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Fund Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due to the Secured Parties under Sections 2.09 and 2.10 and otherwise hereunder) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.10. Collateral Matters. Without limiting the provisions of Section 11.09, the Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations); (b) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder or under any other Loan Document; or (c) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the other Secured Parties will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 11.10.

11.11. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.11 and held in trust for the benefit of the Administrative Agent, and the applicable Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns) hereby agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Credit Agreement or in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of the immediately preceding clause (x) or (y) an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under preceding clause (a) or under the indemnification provisions of this Credit Agreement.

(d) The Initial Borrower and each other Fund Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) subject to clause (f) below, an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Initial Borrower or any other Fund Party.

(e) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time (then effective immediately) (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower Parties) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference with respect to such Erroneous Payment Deficiency Assignment), and such Lender shall deliver any Notes evidencing such Loans to the Borrower Parties or the Administrative Agent, (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower Parties shall each be deemed to have waived any consents required under this Credit Agreement to any such Erroneous Payment Deficiency Assignment and (E) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.

(ii) Subject to Section 12.11 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower Parties or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall, be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(f) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower Parties or any other Fund Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower Parties or any other Fund Party for the purpose of making such Erroneous Payment.

(g) To the extent permitted by applicable Law, no Payment Recipient may assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(h) Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12. MISCELLANEOUS.

12.01. Amendments. Neither this Credit Agreement nor any other Loan Document to which any Borrower Party or Managing Entity is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated (other than in accordance with its terms), unless such amendment, waiver, discharge, or termination is in writing and signed by the Required Lenders (and the Administrative Agent) or the Administrative Agent (based upon the approval of the Required Lenders), on the one hand, and such Borrower Party or Managing Entity, on the other hand; provided that, if this Credit Agreement or any other Loan Document specifically provides that the terms hereof or thereof may be amended, waived, discharged or terminated with the approval of the Administrative Agent, acting alone, each Lender directly affected thereby, the Super Majority Lenders or all Lenders, then such amendment, waiver, discharge or termination must be signed by the Administrative Agent, each Lender directly affected thereby, the Super Majority Lenders or all Lenders (together with the Administrative Agent), as applicable, on the one hand, and such Borrower or Managing Entity, on the other hand; provided, further, that no such amendment, waiver, discharge, or termination shall, without the consent of the Administrative Agent and:

(a) each Lender directly affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 10.02), or alter the provisions relating to any fees (or any other payments) payable to such Lender (other than a reduction by the Borrowers pursuant to Section 3.07);

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees hereunder; or

(iii) release all or substantially all liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in a Borrower permitted hereunder; and

(b) the Super Majority Lenders:

(i) except as provided in Section 9.05 or 9.06, permit the cancellation, excuse or reduction of the Capital Commitment of any Included Investor;

(ii) amend the definition of “Available Loan Amount” or (for purposes of such definition) any of the related defined terms;

(iii) amend the definition of “Borrowing Base” or (for purposes of such definition) any of the related defined terms;

(iv) amend the definition of “Exclusion Event” or (for purposes of such definition) any of the related defined terms; or

(v) amend the definition of “Included Investor”, “PWM Investor” or (for purposes of such definition) any of the related defined terms;

(c) all Lenders:

(i) reduce the percentages specified in the definition of “Required Lenders”, in the definition of “Super Majority Lenders” or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ii) amend, waive, or in any way modify or suspend any provision requiring the pro-rata application of payments of the Obligations to the Lenders;

(iii) consent to the assignment or transfer by any Borrower Party or Managing Entity of any of its rights and obligations under (or in respect of) the Loan Documents (other than pursuant to a merger or consolidation not prohibited under Section 9.01);

(iv) amend the terms of this Section 12.01; or

(v) amend the order of payment in Section 10.05; and

(d) the Aggregator Fund to the extent directly applicable thereto or directly affected thereby.

Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; and (B) Sections 8 and 9 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and, as applicable, any amendment to any provision of Section 8 or 9 shall require the consent of the Administrative Agent and the Lenders that are specified therein as required for a waiver thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow each Lender directly affected thereby to use cash collateral in the context of a bankruptcy or insolvency proceeding. The Administrative Agent may, after consultation with the Borrowers, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

The Administrative Agent agrees that it will promptly notify each Lender of any proposed modification, waiver or amendment to any Loan Document, and deliver drafts of such proposed modification, waiver or amendment to each Lender, prior to the effectiveness of such proposed modification, waiver or amendment, but failure to provide such notice (other than in order to obtain the necessary consents required above) shall not be a condition to the effectiveness of any such modification, waiver or amendment.

12.02. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time (but subject to Section 10.03), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower Party against any and all of the obligations of such Borrower Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Borrower Party may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders; and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section 12.02 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative

Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

12.03. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro-rata share thereof as provided herein, then:

(a) such Lender shall notify the Administrative Agent of such fact; and

(b) the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 12.03 shall not be construed to apply to: (x) any payment made by or on behalf of any Borrower Party pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to a Borrower (as to which the provisions of this Section 12.03 shall apply).

Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

12.04. Payments Set Aside. To the extent that any Borrower Party makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

12.05. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.01 for the benefit of all Secured Parties; provided, however, that the foregoing shall not prohibit: (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents; (b) any Lender from exercising setoff rights in accordance with Section 12.02 (subject to the terms of Sections 10.03 and 12.03); or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents; then: (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.01; and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 11.03, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.06. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay: (i) all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and reasonably documented fees, charges and disbursements of a single outside counsel for the Administrative Agent and its Affiliates, and of any necessary special and/or local counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all fees and expenses charged by the Rating Agencies in connection with the transactions contemplated hereby, including, without limitation, fees and expenses incurred in connection with seeking an explicit rating of the Loans, regardless of whether or not such explicit rating is able to be issued; (iii) all out-of-pocket expenses incurred by any Agent or any Lender (including the fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders, plus one law firm in each relevant foreign jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.06; or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or reorganization in respect of such Loans; and (iv) in connection with any filing, registration, recording or perfection of any security interest contemplated by the Security Agreements and the other Loan Documents.

(b) Indemnification by Borrowers. The Borrowers shall indemnify each Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonably documented fees, charges and disbursements of a single counsel for all Indemnitees, plus one law firm in each relevant foreign jurisdiction) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Borrower Party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents; (ii) any Loan or the use or proposed use of the proceeds; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrower Parties or any of their Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Borrower Party, and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or the Related Parties of such Indemnitee); (B) result from a claim brought by a Borrower or any other Borrower Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or Borrower Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; or (C) to the extent resulting from any dispute among Indemnitees (or their Related Parties) and not involving any act or omission by any Borrower Party; provided that, the Administrative Agent to the extent fulfilling its role as an agent under this Credit Agreement or the other Loan Documents in its capacity as such, shall remain indemnified. For the avoidance of doubt, this Section 12.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 12.06 to be paid by them to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Lender Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (the foregoing “Consequential Damages”) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this sentence shall waive any indemnification provided to the Indemnitees referred to in subsection (b) above resulting from claims made by any Person not party hereto. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 12.06 shall be payable by the Required Payment Time.

(f) Survival. The agreements in this Section 12.06 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

12.07. Notices.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or internationally recognized overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic communication as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) If to any Borrower Party, any Managing Entity, the Aggregator Fund, the Aggregator Fund Managing Entity or the Administrative Agent, at its notice address and numbers set forth on Schedule 12.07 hereto (as such Schedule may be updated by any Borrower Party or any Managing Entity from time to time by notice to the Administrative Agent). If to any Lender, in care of the Administrative Agent, at its notice address and numbers set forth on Schedule 12.07 hereto (as such Schedule may be revised when and if the Lenders are added or deleted). Each Lender agrees to provide to the Administrative Agent a written notice stating such Person’s address, facsimile number, telephone number, email address and the name of a contact person, and the Administrative Agent may rely on such written notice unless and until such Lender provides the Administrative Agent with a written notice designating a different address, facsimile number, telephone number or contact person.

(ii) Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.07. With respect to any notice received by the Administrative Agent from any Borrower Party or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice and shall provide copies thereof to the Lenders. When determining the prior days’ notice required for any Loan Notice or other notice to be provided by a Borrower Party or an Investor hereunder, the day the notice is delivered to the Administrative Agent (or such other applicable Person) shall not be counted but the day of the related Borrowing or other relevant action shall be counted.

(b) Effectiveness of Delivery. Notices sent by hand or internationally recognized overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices delivered through electronic communications to the extent provided in subsection (c) or (d) below, shall be effective as provided in such subsection (c) or (d), as applicable.

(c) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(d) Effectiveness of E-mail Notice. Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.08. Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles that might otherwise apply (except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under the Collateral Documents), and the applicable federal laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

12.09. Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.

(a) CHOICE OF FORUM, ETC. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN BOROUGH OF MANHATTAN IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST SUCH PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 12.09(a). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.07. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO HEREBY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE MADE BY DELIVERING A COPY OF SUCH PROCESS TO THE RELEVANT PARTY TO THE ADDRESS SET FORTH IN SECTION 12.07 WITH RESPECT THERETO.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09(d).

12.10. Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit

Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.11. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) by way of assignment in accordance with the provisions of clause (b) of this Section 12.11; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 12.11; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 12.11 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 12.11, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignee (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) In any case not described in subclause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000 (and shall be in an integral multiple of $100,000); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except as set forth in the definition of “Eligible Assignee”.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, together with the Administrative Agent’s customary processing and recordation fee; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made: (A) to a Borrower Party or any Affiliate or Subsidiary of any Borrower Party; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); (C) to a natural person; (D) to any Person that is not a Qualified Purchaser; or (E) to any Person that is not an Eligible Assignee.

(vi) Borrower Requested Assignments. Each assignment made as a result of a demand by the Borrowers under Section 12.13 shall be arranged by the Borrowers after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro-rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro-rata share of all Loans in accordance with its applicable share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(c) Effect of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d) of this Section 12.11, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 4.01, 4.04, 4.05 and 12.06 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each applicable Borrower Party (at its expense) shall execute and deliver a Note to the assignee Lender, and the applicable existing Note or Notes shall be returned to the applicable Borrower Party. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this clause (c) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section 12.11.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in an electronic form) and a register for the recordation of the names and addresses of the Lenders and any Participants of which the Administrative Agent becomes aware, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each applicable Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and each

Borrower Party, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder, as the case may be, for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties hereto intend that the Loans be in “registered form” for U.S. federal income tax purposes under Sections 5f.103-1(c), 1.871-14(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code (or, in each case, any amended or successor version).

(e) Participations. Any Lender may at any time, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), sell participations to any Person that is a Qualified Purchaser (other than a natural person, a Defaulting Lender, or a Borrower Party or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Borrower Party, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.06(e) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.01(a), Section 12.01(c)(i) or Section 12.01(c)(iii), in each case, that directly affects such Participant. Subject to clause (f) of this Section 12.11, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.01, 4.04, 4.05 and 12.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.11; provided that, such Participant agrees to be subject to the provisions of Sections 4.06(a) and (b) as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.11. To the extent permitted by Law, each Participant also shall be entitled to the benefits of the right of setoff under applicable Law as though it were a Lender; provided that, such Participant agrees to be subject to Sections 12.02 and 12.03 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.01, 4.04, or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the entitlement to a greater payment results from a Change in Law after the date such Participant acquired its participation. A Participant shall not be entitled to the benefits of Section 4.01 unless such Participant agrees, for the benefit of the Borrower Parties, to comply with Section 4.01(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge, assignment or grant of security interest to secure obligations to a Federal Reserve Bank, central bank or a collateral trustee or security agent for holders of commercial paper; provided that, no such pledge, assignment or grant of security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.12. Reserved.

12.13. Replacement of Lender. If (i) any Lender requests compensation under Section 4.04, (ii) any Borrower Party is required (or is likely to be required) to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, (iii) any Lender gives notice pursuant to Section 4.03, (iv) any Lender does not provide any consent requested by the Borrowers pursuant to Section 12.01, or (v) any Lender is a Defaulting Lender (in any such case, an “Affected Lender”), then the Borrowers may, at their sole expense and effort:

(a) by notice to the applicable Lender and, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), elect to replace such Affected Lender as a Lender to this Credit Agreement with an Eligible Assignee procured by the Borrowers; provided that, no Event of Default shall have occurred and be continuing at the time of such replacement; provided, further, that concurrently with such replacement, such Eligible Assignee shall agree to purchase for cash the Loans and other Obligations due to the Affected Lender and to become a Lender for all purposes under this Credit Agreement and to assume all obligations of each Affected Lender to be terminated as of such date; or

(b) by notice to each Lender, and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), elect to replace the Affected Lender with a Lender procured by the Borrowers; provided that, no Event of Default shall have occurred and be continuing at the time of such replacement; provided, further, that concurrently with such replacement the Lenders in such replacement Lender shall agree to purchase for cash the Loans and other Obligations due to each Lender in the Affected Lender and to become a Lender for all purposes under this Credit Agreement and to assume all obligations of each Affected Lender to be terminated as of such date. Each Affected Lender shall assign its rights and interests hereunder, such assignment to be effected in compliance with the requirements of Section 12.11;

provided that, (i) the Borrowers shall have paid to the Administrative Agent its customary processing and recordation fee; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable Laws.

12.14. Maximum Interest. Regardless of any provision contained in any of the Loan Documents, a Lender shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that a Lender ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the applicable Borrower Party. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Borrower Party and the Lenders shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the applicable Lender shall refund to the applicable Borrower Party the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.

12.15. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.16. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document, report, notice, certificate or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.17. Limited Liability of Investors. Except with respect to any expenses and direct or actual losses (as opposed to Consequential Damages) arising from any Managing Entity’s intentional misrepresentation hereunder, fraud, bad faith or willful misapplication of proceeds in contravention of this Credit Agreement, for which there shall be full recourse to such Managing Entity, none of the Investors shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 12.17 or in any of the other provisions of the Loan Documents, or other reports, financial statements, notices or certificates delivered in connection herewith and therewith, shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of any Borrower Party, or of any Investor to make its Capital Contributions to a Borrower in accordance with the terms of the applicable Governing Agreement, its Subscription Agreement and/or Side Letter. Notwithstanding anything contained in this Section 12.17, the payment and performance of the Obligations shall be fully recourse to the Borrower Parties and their respective properties and assets. Notwithstanding the foregoing or anything to the contrary in this Credit Agreement or any of the other Loan Documents, the obligations of each of the Aggregator Fund, each Investor in the Aggregator Fund and the Aggregator Fund Managing Entity under the Loan Documents is subject in all respects to the terms and conditions of the Initial Borrower Limited Liability Company Agreement (in the case of the Aggregator Fund) and the Aggregator Fund Governing Agreement (in the case of the Investors in the Aggregator Fund), and under no circumstances shall the Aggregator Fund, the Aggregator Fund Managing Entity, or any Investor in the Aggregator Fund at any time have any liability in connection with, arising out of, or in any way related to, this Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Credit Agreement or any of the other Loan Documents, in an amount in excess of that required, as of such time, under the terms and conditions of the Initial Borrower Limited Liability Company Agreement (in the case of the Aggregator Fund and its Managing Entity) and the Aggregator Fund Governing Agreement (in the case of the Investors in the Aggregator Fund). Notwithstanding any provision of this Credit Agreement or any other Loan Document to the contrary, any payment obligation (including, without limitation, any indemnity obligations) of the Aggregator Fund hereunder or under any other Loan Document shall be an obligation of the Aggregator Fund only, limited to the assets of the Aggregator Fund, and no Managing Entity of the Aggregator Fund shall have any liability therefor (including by reason of being a general partner of the Aggregator Fund).

12.18. Confidentiality. Each of the Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ respective partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors in each case on a reasonable need to know basis (it being understood that (x) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and (y) the disclosing Person shall be responsible for the compliance by the foregoing Persons with this Section 12.18); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 12.18 or an agreement to comply with the provisions of this Section 12.18, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement; or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction or other transaction relating to obligations of the Borrower Parties; (g) on a confidential basis to: (i) any Rating Agency in connection with a rating of Fund Parties, the credit facility provided hereunder; or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder; (h) with the consent of the applicable Fund Party; (i) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section 12.18; or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Fund Party or another Lender; or (j) to the National Association of Insurance Commissioners or any other similar organization or Rating Agency. For the purposes of this Section 12.18, “Information” means all information received from any Fund Party relating to any Fund Party, its Investors or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such Person; provided that, in the case of information received from any Fund Party after the Closing Date, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Any Secured Party may disclose the existence of and information with respect to this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to such Secured Party in connection with the administration of this Credit Agreement, the other Loan Documents and the Commitments.

12.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower Party in the Agreement Currency, such Borrower Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to promptly return the amount of any excess to such Borrower Party (or to any other Person who may be entitled thereto under applicable law).

12.20. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower Parties, which information includes the name and address of the Borrower Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower Parties in accordance with the Patriot Act.

12.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Borrower Party acknowledge and agree that: (a)(i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers and each other Borrower Party, on the one hand, and the Administrative Agent and the Arranger, on the other hand; (ii) the Borrowers and each other Borrower Party have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrowers and each other Borrower Party are capable of evaluating, and understands and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any other Borrower Party, or any other Person;

and (ii) neither the Administrative Agent nor the Arranger has any obligation to any Borrower or any other Borrower Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower or any other Borrower Party and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to any Borrower or any other Borrower Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrowers and each other Borrower Party hereby waive and release any claims that it may have against the Administrative Agent or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.22. Reserved.

12.23. Reserved.

12.24. Lender Representation. Each Lender represents and warrants that it is (and its Participants, if any, will be) a Qualified Purchaser.

12.25. Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.26. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Remainder of Page Intentionally Left Blank;
Signature Pages Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as a deed as of the day and year first above written.

INITIAL BORROWER: SLR PRIVATE CREDIT BDC II LLC
By: Name: Title: By: Name: Title:

Signature Page to Revolving Credit Agreement

ADMINISTRATIVE AGENT, SOLE LEAD ARRANGER, SOLE BOOKRUNNER AND A LENDER: ING CAPITAL LLC
By: Name: Title: By: Name: Title:

Signature Page to Revolving Credit Agreement